RECAPITALIZATION AGREEMENT AND PLAN OF MERGER


                          by and among



               SMITH'S FOOD & DRUG CENTERS, INC.

                    CACTUS ACQUISITION, INC.

                  SMITTY'S SUPERMARKETS, INC.

                              and

                     THE YUCAIPA COMPANIES


                  Dated as of January 29, 1996

                       TABLE OF CONTENTS

                                                                   Page
                                                                   ----


ARTICLE 1.  THE MERGER AND EFFECT OF THE MERGER ON THE CAPITAL
            STOCK OF THE CONSTITUENT CORPORATIONS                     2

     1.1    The Merger                                                2
     1.2    Effective Time of the Merger                              2
     1.3    Effects of the Merger                                     2
     1.4    Certificate of Incorporation and Bylaws                   2
     1.5    Directors and Officers                                    3
     1.6    Tax Consequences                                          3
     1.7    Stockholders' Agreements                                  3
     1.8    Tax Matters Certificates and Opinions                     3
     1.9    Specified Smitty's Indebtedness                           3
     1.10   Effect on Capital Stock                                   4
     1.11   Dissenting Shares                                         4
     1.12   Exchange of Certificates                                  5

ARTICLE 2.  RECAPITALIZATION OF THE COMPANY                           6

     2.1    Offer by the Company                                      6
     2.2    Financing Arrangements by Yucaipa                         7
     2.3    Definitive Financing Agreements                           8
     2.4    Execution of Related Agreements                           8
     2.5    Redemption of the Company's Preferred Stock               8
     2.6    Board of Directors; Officers                              8
     2.7    Company's Options and Deferred Compensation Plans         9
     2.8    Recapitalization                                          9

ARTICLE 3.  THE CLOSINGS                                             10

     3.1    Merger Closing                                           10
     3.2    Offer Closing                                            11

ARTICLE 4.  REPRESENTATIONS OF THE COMPANY AND ACQUISITION           11

     4.1    Organization                                             11
     4.2    Capitalization                                           11
     4.3    Authorization                                            12
     4.4    Absence of Certain Changes or Events                     12
     4.5    No Conflict or Violation                                 13
     4.6    Consents and Approvals                                   13
     4.7    Litigation                                               13
     4.8    Compliance with Law                                      14
     4.9    Company SEC Reports                                      14
     4.10   ERISA                                                    14
     4.11   Taxes                                                    15
     4.12   Absence of Breaches or Defaults                          16
     4.13   Environmental Matters                                    16
     4.14   No Brokers                                               17
     4.15   Opinion of Financial Advisor                             17
     4.16   No Other Agreements to Sell the Company or its Assets    17
     4.17   Transactions with Affiliates                             17
     4.18   Vote Required                                            17
     4.19   Registration Rights                                      17
     4.20   Information in Proxy Statement                           17
     4.21   Information in the Financing Registration Statements     18

ARTICLE 5.  REPRESENTATIONS OF SMITTY'S                              18

     5.1    Organization of Smitty's                                 18
     5.2    Subsidiaries                                             18
     5.3    Capitalization                                           19
     5.4    Authorization                                            19
     5.5    Absence of Certain Changes or Events                     19
     5.6    Assets                                                   20
     5.7    Contracts and Commitments                                21
     5.8    Absence of Breaches or Defaults                          22
     5.9    No Conflict or Violation                                 22
     5.10   Consents and Approvals                                   23
     5.11   Litigation                                               23
     5.12   Compliance with Law                                      23
     5.13   Labor Matters                                            23
     5.14   Smitty's SEC Reports                                     24
     5.15   No Brokers                                               25
     5.16   No Other Agreements to Sell Smitty's or its Assets       25
     5.17   Proprietary Rights                                       25
     5.18   Employee Benefit Plans                                   25
     5.19   Insurance                                                26
     5.20   Affiliate Transactions                                   26
     5.21   Environmental Matters                                    27
     5.22   Taxes                                                    27
     5.23   Bank Accounts                                            28
     5.24   Information in Proxy Statement and Financing
            Registration Statements                                  28

ARTICLE 6.  REPRESENTATIONS OF YUCAIPA                               29

     6.1    Organization; Authorization; etc.                        29
     6.2    Ownership of Shares                                      29
     6.3    Consents and Approvals; No Violations                    29
     6.4    Agreement to Sell Smitty's and Other Matters             30

ARTICLE 7.  CONDUCT OF BUSINESS PENDING THE MERGER CLOSING           30

     7.1    The Company                                              30
     7.2    Smitty's                                                 31

ARTICLE 8.  ADDITIONAL COVENANTS                                     34

     8.1    Further Assurances and Cooperation                       34
     8.2    Certain Filings and Consents                             34
     8.3    Access to Information; Confidentiality                   35
     8.4    Notification of Certain Matters                          35
     8.5    Alternative Proposals                                    36
     8.6    Public Statements and Press Releases                     37
     8.7    Directors' and Officers' Insurance and Indemnification   37
     8.8    Financial Information                                    39
     8.9    Smitty's Stockholders' Approval                          39
     8.10   Proxy Statement; Company Stockholders' Meeting           39
     8.11   Stockholders' Representative                             40
     8.12   Termination of Consulting Agreement                      40

ARTICLE 9.  CONDITIONS PRECEDENT TO THE MERGER                       40

     9.1    Conditions Precedent to the Company's and Acquisition's
            Obligations                                              40
     9.2    Conditions Precedent to Smitty's' Obligations            42

ARTICLE 10. TERMINATION, AMENDMENT AND WAIVER                        43

     10.1   Termination of the Agreement                             43
     10.2   Termination of Recapitalization                          44
     10.3   Procedure and Effect of Termination                      44
     10.4   Fees and Expenses                                        45
     10.5   Amendments                                               45
     10.6   Waivers                                                  45

ARTICLE 11. DEFINITIONS                                              45

     11.1   Defined Terms                                            45
     11.2   Other Defined Terms                                      50

ARTICLE 12. MISCELLANEOUS                                            52

     12.1   Non-survival of Representations and Warranties           52
     12.2   Assignment                                               52
     12.3   Notices                                                  52
     12.4   Payment to Yucaipa                                       53
     12.5   Choice of Law                                            53
     12.6   Counterparts                                             53
     12.7   No Third Party Beneficiaries                             53
     12.8   Invalidity                                               53
     12.9   Headings                                                 53
     12.10  Gender                                                   54
     12.11  Delivery of Company Disclosure Schedule                  54

SCHEDULE I- Specified Company Indebtedness

ANNEXES

                  Annex A  -     Certificate of Incorporation of
                                 the Surviving Corporation
                  Annex B  -     Legal Opinion to be Delivered by
                                 Counsel to the Company
                  Annex C  -     Legal Opinion to be Delivered by
                                 Counsel to Smitty's
                  Annex D  -     Form of Amended and Restated Certificate
                                 of Incorporation of the Company
                  Annex E  -     Form of Registration Rights Agreement
                  Annex F  -     Form of Smitty's Stockholders'
                                 Agreement
                  Annex G  -     Form of Continuity-of-Interest
                                 Letter
                  Annex H  -     Form of Investment Letter
                  Annex I  -     Form of Company Tax Matters
                                 Certificate
                  Annex J  -     Form of Smitty's Tax Matters
                                 Certificate
                  Annex K  -     Form of Standstill Agreement
                  Annex L  -     Form of Management Agreement
                  Annex M  -     Form of Warrant Agreement
                  Annex N  -     Conditions to Offer
                  Annex O  -     Smith's Shareholder
                                 Agreement

          RECAPITALIZATION AGREEMENT AND PLAN OF MERGER


          RECAPITALIZATION AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 29, 1996, by and among Smith's Food & Drug Centers, Inc., a Delaware corporation (the "Company"), Cactus Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition"), Smitty's Supermarkets, Inc., a Delaware corporation ("Smitty's"), and The Yucaipa Companies, a California general partnership ("Yucaipa"). Acquisition and Smitty's are hereinafter collectively referred to as the "Constituent Corporations". Definitions of capitalized terms used herein are contained or referenced in Article 11 hereof.

          WHEREAS, the parties hereto desire to effect a series of transactions as described herein which, collectively, will constitute the Recapitalization of the Company;

          WHEREAS, the respective Boards of Directors of the Company, Acquisition and Smitty's have determined that the merger of Acquisition with and into Smitty's (the "Merger") in accordance with the Delaware General Corporation Law (the "Delaware Law") and upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger upon the terms and conditions contained in this Agreement;

          WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

          WHEREAS, as part of the Recapitalization, the Company will make an offer to repurchase for $36.00 per share (the "Offer Price") 50% of its outstanding Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and its outstanding Class
B Common Stock, par value $.01 per share (the "Class B Common Stock; together with the Class A Common Stock, the "Common Stock"), pursuant to a tender offer as further described herein (the "Offer");

          WHEREAS, as part of the Recapitalization, the Company will enter into a Management Services Agreement, in the form of Annex L hereto (the "Management Agreement"), with Yucaipa pursuant to which Yucaipa will undertake and perform various managerial obligations in respect of the Company's operations, subject to the terms and conditions contained in such agreement; and

          WHEREAS, as part of the Recapitalization, the Company will redeem a portion of its outstanding Series I Preferred Stock, par value $.01 per share (the "Series I Preferred Stock"), from certain holders thereof in accordance with the redemption provisions contained in the Company's certificate of incorporation;

          NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                           ARTICLE 1.

           THE MERGER AND EFFECT OF THE MERGER ON THE
          CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

          1.1 The Merger. Subject to the terms and conditions hereof, at the Effective Time, Acquisition shall be merged with and into Smitty's in accordance with the applicable provisions of the Delaware Law. Upon the consummation of the Merger, the separate existence of Acquisition shall cease and Smitty's, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of the Company.

          1.2 Effective Time of the Merger. On the Merger Closing Date, the parties hereto shall cause the Merger to be consummated by duly filing an appropriate certificate of merger (the
"Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware Law. The Merger shall be effective at such time as the Certificate of Merger is filed with the Secretary of State of Delaware in accordance with the Delaware Law or at such later time as is specified in the Certificate of Merger (the "Effective
Time").

          1.3 Effects of the Merger. The Merger shall have all of the effects provided for under the Delaware Law, including, without limitation, that upon the effectiveness of the Merger, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and, all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of such Constituent Corporations, on whatever account, as well for stock subscriptions as all other choses in action belonging to each of such corporations, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all liens upon any property of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and shall be enforceable against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the Delaware Law.

          1.4    Certificate of Incorporation and Bylaws.

          (a) The certificate of incorporation of Smitty's, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form set forth as Annex A hereto, and, as so amended, until thereafter further amended as provided therein and under the Delaware Law, it shall be the certificate of incorporation of the Surviving Corporation following the Merger.

          (b) The bylaws of Smitty's as in effect at the Effective Time shall be the bylaws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or under the Delaware Law.

          1.5 Directors and Officers. The directors and officers of the Surviving Corporation following the Merger shall be the directors and officers, respectively, of Acquisition at the Merger Closing Date, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Smitty's shall cause to be delivered to the Company on the Merger Closing Date the resignations of such officers and directors as the Company shall designate, in such capacities, of itself and its subsidiaries.

          1.6 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. Neither the Company, Acquisition, Smitty's nor the Surviving Corporation shall take a position inconsistent with this Section 1.6 on any tax return or otherwise.

          1.7 Stockholders' Agreements. As of the date hereof, each of the Smitty's Principal Stockholders shall have entered into, and Smitty's and Yucaipa shall use their respective best efforts to cause each other Smitty's Stockholder, to enter into a stockholders' agreement (each a "Smitty's Stockholders' Agreement") with the Company in substantially the form attached hereto as Annex F and to execute a Continuity-of-Interest Letter and an Investment Letter in the forms attached hereto as Annexes G and H, respectively.

          1.8 Tax Matters Certificates and Opinions. At the Merger Closing, the Company and Smitty's shall deliver Tax Matters Certificates to their respective counsel, which certificates shall be in substantially the form of Annexes I and J attached hereto, respectively. At the Merger Closing, each of the Company and Smitty's shall have requested and received written opinions from their respective counsel, dated the Merger Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinions will be substantially identical in form and substance. Such counsel shall, in rendering such opinions, be entitled to rely on (and to the extent reasonably required, the parties and the Smitty's Principal Stockholders shall make) reasonable representations related thereto.

          1.9 Specified Smitty's Indebtedness. On the Merger Closing Date, the Company shall repay, or cause to be repaid, all outstanding principal and interest, and other amounts payable, under the Specified Smitty's Indebtedness. In furtherance of the foregoing, substantially concurrently with the commencement of the Offer (or in the event that the Recapitalization is terminated prior to the commencement of the Offer in accordance with the provisions of Section 10.2 hereof, as soon as practicable following such termination), Smitty's shall commence offers (the "Debt
Offers") to purchase for cash all of the issued and outstanding
12 3/4% Senior Subordinated Notes due 2004 of Smitty's Super Valu, Inc. (the "Smitty's Notes") and the 13 3/4% Senior Discount Debentures due 2006 of Smitty's (the "Smitty's Debentures" and, together with the Smitty's Notes, the "Smitty's Securities"), at such prices as may be recommended by the Company's financial advisors, net to the sellers in cash (such prices, or such higher prices as may be paid in the Debt Offers, being referred to herein as the "Debt Offer Prices"). The Debt Offers shall be subject to there being validly tendered and not withdrawn prior to the expiration of the Debt
Offers, at least 50.1% of the outstanding Smitty's Notes and Smitty's Debentures as of the expiration of the Debt Offers (the "Minimum Debt Condition") and to such other conditions as are reasonably determined by Smitty's. Smitty's shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Debt Offers, accept for payment and pay for Smitty's
Securities tendered as soon as practicable after the later of the satisfaction of the conditions to the Debt Offers and the expiration of the Debt Offers. The Debt Offers shall be made by means of an offer to purchase (the "Debt Offer to Purchase") containing the terms contemplated by this Agreement. Without the written consent of the Company, Smitty's shall not amend or waive the Minimum Debt Condition, change the Debt Offer Prices, change the number of Smitty's Securities sought to an amount less than all of the outstanding Smitty's Securities, change the form of consideration to be paid pursuant to the Debt Offers or amend any other term or condition of the Debt Offers in any manner which is adverse to the holders of the Smitty's Securities; provided, however, that if on the initial scheduled expiration date of the Debt Offers (as they may be extended in accordance with the terms thereof), all conditions to the Debt Offers shall not have been satisfied or waived, the Debt Offers may be extended from time to time without the consent of the Company for such period of time as is reasonably expected to be necessary to satisfy such unsatisfied conditions. In addition, the Debt Offer Prices may be increased with the consent of the Company as specified above, in which case the Debt Offers may be extended to the extent required by law in connection with such increase without any further consent of the Company.

          1.10 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, without distinction as to class, of Smitty's (the "Smitty's Common Stock") or any shares of capital stock of Acquisition or the
Company:

          (a) Common Stock of Acquisition. Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock of Acquisition. Each share of capital stock of Acquisition that is owned by Acquisition or by any subsidiary of the Company or Acquisition shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Smitty's Common Stock. Each share of Smitty's Common Stock, without distinction as to class, outstanding immediately prior to the Effective Time (other than shares of Smitty's Common Stock to be cancelled pursuant to Section 1.10(d) below), shall be converted into 3.011803 shares of the Company's Class B Common Stock (the "Merger Consideration").

          (d) Cancellation of Treasury Stock of Smitty's. Each share of capital stock of Smitty's that is owned by Smitty's or by any subsidiary of Smitty's shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          1.11 Dissenting Shares. Each Smitty's Stockholder delivering a Smitty's Stockholders' Agreement will agree, pursuant to its respective Smitty's Stockholders' Agreement, to waive any appraisal rights granted pursuant to Section 262 of the Delaware Law (or any successor provision) to which it may otherwise be entitled as a result of the transactions resulting from the Merger. Notwithstanding anything in this Agreement to the contrary, shares of Smitty's Common Stock outstanding immediately prior to the Effective Time held by a holder (other than any Smitty's Stockholder who has delivered a Smitty's Stockholders' Agreement) who has the right to demand payment for and an appraisal of such shares in accordance with Section 262 of the Delaware Law (or any successor provision) ("Dissenting Shares") shall not be converted into the Merger Consideration or any cash in lieu of fractional shares of Smitty's Common Stock unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of Smitty's Common Stock of such holder shall be treated as a share that had been converted as of the Effective Time into the Merger Consideration in accordance with Section 1.10. Smitty's shall give prompt notice to the Company of any demands received by Smitty's for appraisal of shares of Smitty's Common Stock, and the Company (or its designee) shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Smitty's shall not, except with the prior written consent of the Company (or its designee), make any payment with respect to, or settle or offer to settle, any such demands.

          1.12   Exchange of Certificates.

          (a) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Smitty's Common Stock shall, upon surrender to the Surviving Corporation, duly endorsed, as the Surviving Corporation may require, be entitled to a certificate or certificates representing the number of full shares of Class B Common Stock into which the number of shares of Smitty's Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. Certificates for the newly issued Class B Common Stock shall bear the legend contemplated by the Investment Letters. After the Effective Time, there shall be no further transfer on the records of Smitty's or its transfer agent of certificates representing shares of Smitty's Common Stock which have been converted pursuant to this Agreement into the Merger Consideration, and if such certificates are presented to Smitty's for transfer, they shall be cancelled against delivery of the certificates representing the Merger Consideration, as well as any cash in lieu of fractional shares thereof. If any certificate for Class B Common Stock is to be issued in, or if cash in lieu of fractional shares is to be remitted to, a name other than that in which the certificate for Smitty's Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Class B Common Stock in a name other than that of the registered holder of the Smitty's Common Stock certificate surrendered, or establish to the satisfaction of Smitty's or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section, each certificate for shares of Smitty's Common Stock shall be deemed at any time after the Effective Time to represent the Merger Consideration as contemplated by Section 1.10. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Class
B Common Stock issued hereby.

          (b) Distributions. No dividends or other distributions with respect to Class B Common Stock issued hereby with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Smitty's Common Stock with respect to the shares of Class B Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder until the surrender of such certificate in accordance with this Article 1. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificates representing whole shares of Class B Common Stock issued in connection therewith, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Class B Common Stock to which such holder is entitled pursuant to Section 1.11(c), and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender with respect to such whole shares of Class B Common Stock.

          (c)  No Fractional Shares.

               (i)  No certificates or scrip representing
     fractional shares of Class B Common Stock shall be issued in connection with the Merger.

               (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Smitty's Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Class B Common Stock (after taking into account all shares of Smitty's Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in a share of Class B Common Stock which shall be deemed to have a value equal to the average closing price of the Class B Common Stock on the New York Stock Exchange for the five trading days following the Merger Closing Date.


                           ARTICLE 2.

                 RECAPITALIZATION OF THE COMPANY

          2.1    Offer by the Company.

          (a) The Company shall commence the Offer as soon as practicable following the mailing of the Proxy Statement by the Company to its stockholders. The Company agrees that the terms of the Offer will provide that the Company will purchase, subject to the satisfaction or waiver of the conditions to the Offer set forth in Annex N hereto, 50% of its outstanding shares of Common Stock, which shares have been validly tendered and not withdrawn in the Offer, at a price per share equal to the Offer Price. Notwithstanding the foregoing, however, the parties agree that in the event the financing described in paragraph (b) of Annex N has been obtained, the Company agrees that it will, if so requested in writing by Yucaipa, waive the condition set forth in paragraph (f) of Annex N. Upon the Company's acceptance of, and payment for, shares of Common Stock, such shares shall cease to be outstanding for all purposes. The Offer shall provide that if there are validly tendered and not withdrawn more than 50% of the shares of outstanding Common Stock, then the number of shares that the Company is obligated to purchase shall be reduced pro rata on the basis of the total number of shares tendered.

          (b) On the date the Offer is commenced, the Company shall file with the SEC an Offer Statement on Schedule 13E-4 with respect to the Offer. The Offer Statement shall contain the offer to purchase and forms of the related letter of transmittal and summary advertisement, as well as all other information and exhibits required by law. The Company agrees promptly to correct any information in the Offer Statement that shall be or shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Offer Statement as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable federal securities laws. Smitty's and its counsel shall be given an opportunity to participate in the preparation of the Offer Statement prior to its being filed with the SEC. The Company agrees to provide Smitty's and its counsel with any written comments the Company or its counsel may receive from the SEC with respect to the Offer Statement promptly after the receipt of such comments. The form and substance of the Offer Statement and any amendments, modifications or supplements to the Offer Statement shall be determined by the Company in its reasonable discretion; provided, however, that the Company will provide Smitty's a reasonable opportunity to review and comment on any such amendment, modification or supplement prior to filing or distribution.

          2.2    Financing Arrangements by Yucaipa.

          (a) On or prior to the date hereof, Yucaipa has caused to be delivered to the Company, and the Company has accepted, one or more bank commitment letters and one or more highly confident letters (collectively, the "Commitment Letters") containing indicative terms and conditions which are reasonably satisfactory to the Company providing for (i) borrowings by the Company in an aggregate principal amount of approximately $850 million under one or more senior bank facilities, (ii) the issuance and sale by the Company of senior notes and senior subordinated notes in an aggregate principal amount of approximately $650 million (the "New Debt Securities"), (iii) the issuance and sale of shares of a newly designated series of the Company's pay-in-kind preferred stock with aggregate gross proceeds of approximately $75 million (the "PIK Preferred Stock") and shares of the Company's Class B Common Stock (the financings referred to in clauses (i), (ii) and (iii) are collectively referred to as the "Financings").

          (b) At all times prior to the Offer Closing Date, Yucaipa agrees to use all reasonable efforts to consult with the Company concerning and, as appropriate, assist the Company in arranging for the Company to enter into one or more agreements providing for financing (collectively, the "Financing Agreements"), with terms and conditions which are consistent with the related Commitment Letters for such Financing Agreements and are otherwise reasonably satisfactory to the Company.

          (c) On or prior to the Offer Closing Date, the Company agrees to effect borrowings and issuances and sales, as applicable, under the Financing Agreements, the funds of which shall be used upon expiration of the Offer, together with other funds available to the Company, to (x) purchase 50% of its outstanding Common Stock, (y) repay all outstanding principal and interest, and other amounts payable, under the Specified Company Indebtedness and the Specified Smitty's Indebtedness and (z) pay certain fees and expenses incurred in connection with the Recapitalization and the other transactions contemplated hereby.

          2.3 Definitive Financing Agreements. The Company shall use all reasonable efforts to negotiate, prepare and enter into definitive Financing Agreements to provide for the Financings on terms and conditions which are consistent with those contained in the related Commitment Letters and are otherwise reasonably satisfactory to the Company. Each of the parties hereto shall use all reasonable efforts to satisfy, on or before the Offer Closing Date, all requirements of the Financing Agreements which are conditions to closing the transactions constituting the Financings. Without limitation of the foregoing, the Company will prepare registration statements (the "Financing Registration Statements") for filing pursuant to the Securities Act on such forms as may be appropriate in order to permit the public offering of the New Debt Securities and the PIK Preferred Stock and to take such other actions in connection therewith as may be appropriate to complete such public offerings. Smitty's and its counsel shall be given an opportunity to participate in the preparation of each Financing Registration Statement prior to its being filed with the SEC. The Company agrees to provide Smitty's and its counsel with any written comments the Company or its counsel may receive from the SEC with respect to any Financing Registration Statement promptly after the receipt of such comments. The form and substance of the Financing Registration Statements and any amendments, modifications or supplements to the Financing Registration Statements shall be determined by the Company in its reasonable discretion; provided, however, that the Company will provide Smitty's and its counsel a reasonable opportunity to review and comment on any such amendment, modification or supplement prior to filing or distribution.

          2.4    Execution of Related Agreements.

          (a) Simultaneously with the execution of this Agreement, the Company, Yucaipa, the Smitty's Principal Stockholders and the Company stockholders named therein shall enter into a Standstill Agreement (the "Standstill Agreement"), in the form of Annex K hereto.

          (b) On the Offer Closing Date, the Company and Yucaipa shall enter into the Management Agreement, in the form of Annex L hereto.

          (c) On the Offer Closing Date, the Company and Yucaipa shall enter into a Warrant Agreement (the "Warrant Agreement"), in the form of Annex M hereto.

          (d) Simultaneously with the execution of this Agreement, Smitty's, Jeffrey P. Smith, Richard D. Smith, Fred L. Smith, Ida Smith, the Dee Glenn Smith Marital Trust, Trust for the Children of Jeffrey Paul Smith, Trust for the Children of Richard Dee Smith, and Trust for the Children of Fred Lorenzo Smith shall each enter into a stockholders' agreement (the "Smith's Shareholder Agreement"), in the form of Annex O hereto.

          2.5 Redemption of the Company's Preferred Stock. On or prior to the Offer Closing Date, the Company agrees, subject to the provisions of the Company's certificate of incorporation, to redeem outstanding shares of Series I Preferred Stock from certain holders in an amount and on terms reasonably acceptable to the Company and Smitty's.

          2.6 Board of Directors; Officers. Effective on the Offer Closing Date, the Company agrees to use all reasonable efforts, subject to the provisions of the certificate of incorporation and bylaws of the Company and the approval of the Company's stockholders at the Company Stockholders' Meeting, to:

          (a) cause the Company's Board of Directors to be reduced to seven directors and have nominated and elected as directors two designees of Yucaipa, two independent directors, the individual selected by the Company to become the Chief Operating Officer of the Company and two nominees designated by the Chairman of the Company; and

          (b)  cause the Company's Board of Directors to elect
     Ronald W. Burkle as the Chief Executive Officer of the
     Company.

          2.7    Company's Options and Deferred Compensation Plans.

          (a) The Company shall, consistent with applicable law, offer those employees who hold, immediately prior to the Offer Closing Date, options to purchase Common Stock under the Company's 1989 Stock Option Plan (the "Options"), the opportunity to elect either: (A) to receive (on the Offer Closing Date) cash payments with respect to one-half of the shares subject to the Options in an amount equal to (1) the number of shares of Company Common Stock that would be received by such holder upon exercise of such Options multiplied by the Offer Price minus (2) the aggregate exercise price of such Options, and, in consideration of such payments, to execute amendments to each existing option agreement such that the remaining one-half of the shares subject to the Options shall not be exercisable prior to the exercise date stated therein (without regard to the transactions contemplated hereby) and shall have a reduced exercise price of $15.00 per share of Company Common Stock; or (B) have the vesting of all of such holder's Options accelerate in accordance with the stated terms of the options as in effect as of the date of this Agreement.

          (b) The Company shall use all reasonable efforts to amend its deferred compensation agreements in effect as of the date of this Agreement with each of Frederick F. Urbanek, James A. Acton, Richard C. Bylski, Larry R. McNeill, Kenneth A. White, Matthew G. Tezak, Paul D. Tezak, James W. Hallsey, Michael C. Frei, Harry M. Moskal, Robert C. Bolinder and Thomas K. Welch, to provide that if within two years after the Closing Date the Company terminates such officer's employment without cause (as such term will be defined in such amendments to the reasonable satisfaction of such officers, the Company and Yucaipa), all of such officer's unvested benefits under such deferred compensation agreement shall become immediately and fully vested.

          2.8 Recapitalization. As used herein, the "Recapitalization" refers collectively to the execution, delivery and performance of this Agreement with respect to the following:
(i) the execution and delivery of, and receipt of the proceeds under, the Financing Agreements, (ii) the making and consummation of the Offer, (iii) the execution and delivery of the Management Agreement; (iv) the execution and delivery of, and the issuance of the warrants provided for under, the Warrant Agreement, (v) the completion of the transactions contemplated by Sections 2.6 and 2.7 hereof, and (vi) the filing of the restated certificate of incorporation of the Company in the form attached hereto as Annex D.

                           ARTICLE 3.

                          THE CLOSINGS

          3.1    Merger Closing.

          (a) The closing of the Merger (the "Merger Closing") shall take place at 10:00 a.m. local time on the fifth Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 hereof shall be fulfilled or waived in accordance with this Agreement, at the offices of Latham & Watkins, 633 West Fifth Street, Sixth Floor, Los Angeles, California 90071, or at such other time and place and on such other date as the parties hereto shall agree (the "Merger Closing Date").

          (b) In connection with the Merger Closing, the filing required under Section 1.2 shall be made and all actions, payments and deliveries then required hereunder shall be completed. The Merger Closing shall be deemed to have occurred only when (i) the matters provided for in Section 1.2 shall have occurred and (ii) all of the opinions, certificates and other documents required to be delivered at the Merger Closing, as specified in the following sentence, have been delivered (or the requirement therefor waived).

          (c) At the Merger Closing, (i) the Company shall deliver to the Smitty's Stockholders, in the case of clause (A), and to Yucaipa (with copies to Smitty's) as representative of the Smitty's Stockholders, in the case of clauses (B) through (G), (A) the Merger Consideration as specified in Section 1.10, (B) a certificate of the Company (signed on behalf of the Company by its President or a Vice President) that the conditions set forth in
Section 9.1 have been satisfied (except as waived by Smitty's), (C) the certificate of incorporation of each of the Company and Acquisition, certified by the Secretary of State of Delaware and certificates of good standing of the Company and Acquisition in Delaware and Arizona, (D) an incumbency certificate with respect to the officers of the Company and Acquisition, (E) the Registration Rights Agreement, in the form of Annex E hereto, duly executed by the Company, (F) a favorable opinion of counsel to the Company (which counsel may include in-house counsel to the Company and shall be reasonably satisfactory to Smitty's) as to the matters set forth in the Annex B hereto and such other matters as are customary in acquisition transactions and as may be reasonably requested by Smitty's and Yucaipa, and (G) such other certificates, instruments or other documents as Smitty's may reasonably request, in each case in form and substance reasonably satisfactory to Smitty's; and (ii) Smitty's and Yucaipa, as applicable, shall deliver, or cause to be delivered, to the Company (A) the corporate minute books, stock transfer books and bylaws of Smitty's, (B) a certificate of Smitty's and Yucaipa (signed, in the case of Smitty's, by its President or a Vice President) that the conditions set forth in Section 9.2 have been satisfied (except as waived by the Company), (C) the certificate of incorporation of Smitty's certified by the Secretary of State of Delaware and certificates of good standing of Smitty's in Delaware and Arizona, (D) incumbency certificates with respect to the officers of Smitty's and, as appropriate, its subsidiaries, and Yucaipa, (E) a favorable opinion of counsel to Smitty's (which counsel may include in-house counsel to Smitty's and shall be reasonably satisfactory to the Company) as to the matters set forth in Annex C hereto and such other matters as are customary in acquisition transactions and as may be reasonably requested by the Company, and (F) such other certificates, instruments or other documents as the Company may reasonably request, in each case in form and substance reasonably satisfactory to the Company.

          3.2 Offer Closing. Unless the Recapitalization has been terminated in accordance with Section 10.2 hereof, the closing of the Offer (the "Offer Closing"; and together with the Merger
Closing, the "Closing") shall take place on the Merger Closing Date (the "Offer Closing Date"; and together with the Merger Closing
Date, the "Closing Date"). At the Offer Closing, each of the parties hereto shall have executed and delivered, to the extent they are parties thereto, each of the Management Agreement and the Warrant Agreement.


                           ARTICLE 4.

         REPRESENTATIONS OF THE COMPANY AND ACQUISITION

          The Company and Acquisition hereby represent and warrant to Smitty's as follows:

          4.1 Organization. Each of the Company, Acquisition and the Company's other subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the corporate power and authority to own and operate its businesses as presently conducted. Each of the Company, Acquisition and the Company's other subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure of the Company or any of its subsidiaries to be so qualified would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole. The Company has previously provided Smitty's with true and correct copies of the certificate of incorporation and bylaws, as currently in effect, of the Company and each of the Company's subsidiaries. Except as disclosed in
Section 4.1 of the Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries are beneficially owned by the Company, directly or indirectly, free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever, and all such shares have been validly issued and are fully paid and non-assessable.

          4.2    Capitalization.

          (a) The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock and 85,000,000 shares of preferred stock, 34,524,579 shares of which have been designated as Series I Preferred Stock. As of January 25, 1996, 11,598,086 shares of Class A Common Stock, 18,363,925 shares of Class B Common Stock (4,890,288 of which are held in the Company's treasury) and 12,956,747 shares of Series I Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. As of the date hereof, except as otherwise disclosed in Section 4.2 of the Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company to issue or sell shares of Common Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Common Stock or any other equity securities of the Company or any of its subsidiaries. The Company has no commitments or obligations to purchase or redeem any shares of its Common Stock or, except as specified in the Company's certificate of incorporation, its Series I Preferred Stock.

          (b) The authorized capital stock of Acquisition consists of (i) 1,000 shares of common stock, 100 shares of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Acquisition's common stock are validly issued, fully paid and non-assessable and owned by the Company. There are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require Acquisition to issue or sell shares of its common stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of its common stock or any other equity securities. Acquisition has no commitments or obligations to purchase or redeem any shares of its common stock.

          (c) Upon issuance in connection with the Merger, the shares of Class B Common Stock to be delivered to the Smitty's
Stockholders as Merger Consideration will be validly issued, fully paid and non-assessable.

          4.3 Authorization. Each of the Company and Acquisition has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of the Company and Acquisition, the performance by each of the Company and Acquisition of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and Acquisition, as applicable, except for the authorization and performance of the Financing Agreements and the requisite approval of the Company's stockholders, all of which action will be taken prior to the Closing Date. The execution, delivery and performance of the other Transaction Documents and the consummation of the transactions contemplated thereby will have been duly authorized by all necessary corporate action on the part of the Company or Acquisition, as applicable, prior to the Closing Date. Each of this Agreement and the Standstill Agreement has been duly and validly executed and delivered by each of the Company and Acquisition, as applicable, and constitutes a legally valid and binding obligation of each of the Company and Acquisition, as the case may be, enforceable against them in accordance with its terms except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. The other Transaction
Documents will have been, as of the Closing Date, duly and validly executed and delivered by the Company and will constitute, as of such time, legally valid and binding obligations of the Company, enforceable against them in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. The Certificate of Merger will have been, as of the Effective Time, duly and validly executed and delivered by Acquisition and will constitute as of such time legally valid and binding obligation of Acquisition, enforceable against it in accordance with its terms except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

          4.4 Absence of Certain Changes or Events. Except as set forth in Section 4.4 of the Disclosure Schedule or in the Company
SEC Reports and except for the transactions contemplated hereby, since December 31, 1994, (i) the Company and its subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices, and (ii) there has not been any materially adverse change in the business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves of the Company and its subsidiaries taken as a whole. Except as set forth in Section 4.4 of the Disclosure Schedule or the Company SEC
Reports, from December 31, 1994 through the date of this Agreement, neither the Company nor any of its subsidiaries has taken any of the actions prohibited by Section 7.1 hereof.

          4.5    No Conflict or Violation.  Except as set forth in
Section 4.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents, nor the performance by each of the Company and Acquisition of their respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with the Company's or Acquisition's certificate of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 4.6 below, violate any statute, law, ordinance, rule or regulation applicable to the Company or Acquisition or any of their respective properties or assets; or
(iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its subsidiaries, or result in the creation or imposition of any lien upon any properties, assets or business of the Company or any of its subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, or any order, judgment or decree to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties is bound or encumbered, except, in each case, for such violations, conflicts, defaults or other occurrences which, in the aggregate, would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole and would not prevent or delay the Merger or the Recapitalization or otherwise prevent the Company from performing its obligations under this Agreement and the other Transaction Documents.

          4.6 Consents and Approvals. Except (i) pursuant to applicable requirements of the HSR Act, (ii) for filing of the Certificate of Merger in accordance with the Delaware Law, (iii) with respect to matters set forth in Section 4.6 of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Company or Acquisition in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

          4.7 Litigation. Except as set forth in Section 4.7 of the Disclosure Schedule or in the Company SEC Reports, there are no Actions instituted, pending or, to the best knowledge of the Company or Acquisition, threatened, which can reasonably be expected, individually or in the aggregate, directly or indirectly, to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole, or to prevent or delay the Merger or the Recapitalization or otherwise prevent the Company or Acquisition from performing their respective obligations under this Agreement and the other Transaction Documents, nor is there any outstanding judgment, decree, or injunction or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency which has or will have, individually or in the aggregate, any such Material Adverse Effect.

          4.8    Compliance with Law.  Except as set forth in Section
4.8 of the Disclosure Schedule, the Company and each of its subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof (including, without limitation, all Environmental
Laws), except to the extent that failure to comply would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole. Except as set forth in Section 4.8 of the Disclosure Schedule, to the best knowledge of the Company, neither the Company nor any of its subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole or the transactions contemplated hereby.

          4.9 Company SEC Reports. The Company has delivered to Smitty's true and complete copies of each registration statement, report and proxy or information statement, including without limitation, its annual reports to stockholders incorporated in material part by reference in certain of such reports, in the form (including exhibits (including all material contracts) and any amendments thereto) required to be filed with the SEC since December 31, 1993 (collectively, the "Company SEC Reports"). As of the respective dates such Company SEC Reports were filed, or if any Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included or incorporated by reference in its Annual Reports on Form 10-K for each of the three fiscal years ended on the Saturday nearest to December 31 in 1992, 1993 and 1994 and Quarterly Reports on Form 10-Q for all interim periods subsequent thereto fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          4.10   ERISA.

          (a) Section 4.10 of the Disclosure Schedule contains a complete list of the Company's Employee Plans. Copies or descriptions of the Company's Employee Plans have been or will be furnished or made available to Smitty's and Yucaipa and their counsel within 10 Business Days of the date of this Agreement.

          (b) Except as described in Section 4.10 of the Disclosure Schedule, each of the Company's Employee Plans (other than any Multiemployer Plan) has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations where the failure thereof would have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

          (c) No "reportable event" (as such term is used in section 4043 of ERISA), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any of the Company's Employee Plans (other than any Multiemployer
Plan) which would have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

          (d) No litigation or administrative or other proceeding involving any of the Company's Employee Plans (other than any Multiemployer Plan) has occurred or are threatened where an adverse determination would have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

          (e) Except as set forth in Section 4.10 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied in an amount which would have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

          (f) Any termination of, or withdrawal from, any of the Company's Employee Plans or Multiemployer Plans, on or prior to the Closing Date, would not subject the Company to any material liability under Title IV of ERISA.

          4.11 Taxes. As of the date of this Agreement, except as set forth in Section 4.12 of the Disclosure Schedule:

               (i) the Company and its subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods (or portions thereof) ending on or prior to the Merger Closing Date;

               (ii) the Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

               (iii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its subsidiaries and neither the Company nor its subsidiaries has received a written notice of any pending audits or proceedings;

               (iv) neither the Service nor any other taxing authority (whether domestic or foreign) has asserted, or to the best knowledge of the Company, is threatening to assert, against the Company or any of its subsidiaries any deficiency or claim for Taxes; and

               (v) there are no material liens for Taxes upon any property or assets of the Company or any subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

          4.12 Absence of Breaches or Defaults. Except as set forth in Section 4.12 of the Disclosure Schedule, to the best of the Company's knowledge, neither the Company nor any of its subsidiaries is in default under, or in breach or violation of, any material Contract. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness affecting the Company or any of its subsidiaries (except for the execution of this Agreement) to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any of its subsidiaries, except as set forth in Section 4.12 of the Disclosure Schedule.

          4.13   Environmental Matters.  Except as set forth in
Section 4.13 of the Disclosure Schedule, each of the Properties of the Company or any of its subsidiaries is maintained in compliance with all Environmental Laws, except where the failure to so comply, or any aggregation of such failures, would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole. Except as set forth in Section 4.13 of the Disclosure Schedule, no conditions exist with respect to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any other environmental medium on or off the Company's Properties, which, individually or in the aggregate, could result in any damage, claim, or liability to or against the Company or any of its subsidiaries by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of the Company's business and/or operator in the vicinity of any of the Company's Properties and/or any activity or operation formerly conducted by any Person on the Company's Properties, except in any such case which would not be reasonably expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole. With the exception of retail consumer products sold in the ordinary course of business and supplies used in the ordinary course of business, and except as set forth in Section 4.13 of the Disclosure Schedule, the Company and any other Person for whose conduct the Company is or may be held responsible, has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Materials. Except as set forth in Section 4.13 of the Disclosure Schedule, (i) there are no existing uncured notices of violation, administrative actions, or lawsuits against the Company or any of its subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials at any of the Company's Properties, nor has the Company received any uncured notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials; (ii) there have been no spills or releases of Hazardous Materials at any of the Company's Properties in excess of quantities reportable under Environmental Laws, except in any such case which would not be reasonably expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole; and (iii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which regulate, obligate, or bind the Company or any of its subsidiaries.

          4.14 No Brokers. Except for fees to be paid to Goldman, Sachs & Co. by the Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the Recapitalization or in connection with any proposed sale of the Company or any of its assets, or a restructuring of or merger or similar transaction involving the Company based upon arrangements made by or on behalf of Company and its subsidiaries.

          4.15 Opinion of Financial Advisor. The Company has received an opinion from Goldman, Sachs & Co. dated as of a date which is on or prior to the date of this Agreement to the effect that, as of such date, the Merger Consideration to be paid by the Company in the Merger is fair to the Company (the "Fairness Opinion"). The Company has delivered to each of Smitty's and Yucaipa a true, complete and correct copy of the Fairness Opinion.

          4.16 No Other Agreements to Sell the Company or its Assets. Except as set forth in Section 4.16 of the Disclosure Schedule, the Company has no legal obligation, absolute or contingent, to any other person or firm to sell any material portion of the Assets of the Company, to sell the capital stock of the Company or any of its subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of its subsidiaries or to enter into any agreement with respect thereto.

          4.17 Transactions with Affiliates. Except to the extent disclosed in the Company SEC Reports filed prior the date of this Agreement, from December 31, 1994 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company's affiliates (other than wholly owned subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act.

          4.18 Vote Required. The approval by a majority of the votes cast by the holders of the outstanding shares of Company Common Stock and Series I Preferred Stock (taking into account the special voting rights attributable to the Class A Common Stock and the Series I Preferred Stock) is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the Recapitalization; provided that the total vote cast represents over 50% in interest of all securities of the Company entitled to vote on such matters.

          4.19   Registration Rights.  Except as set forth in Section
4.19 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has previously entered into any agreement granting any registration rights to any Person, whether consistent or inconsistent with the rights to be granted to the Smitty's
Stockholders in the Registration Rights Agreement.

          4.20 Information in Proxy Statement. The Proxy Statement (or any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders and at the time of the Company Stockholders' Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Smitty's, Yucaipa or any of their respective affiliates for inclusion in the Proxy Statement.
Subject to the proviso set forth in the preceding sentence, the Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          4.21 Information in the Financing Registration Statements. The Financing Registration Statements (or any amendments thereof or supplements thereto), on the date declared effective by the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Smitty's, Yucaipa or any of their respective affiliates for inclusion in the Financing Registration Statements. Subject to the proviso set forth in the preceding sentence, the Financing Registration Statements will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.


                           ARTICLE 5.

                   REPRESENTATIONS OF SMITTY'S

          Smitty's hereby represents and warrants to the Company and Acquisition as follows:

          5.1 Organization of Smitty's. Smitty's and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the corporate power and authority to own and operate its businesses as presently conducted. Smitty's and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure of Smitty's or any of its subsidiaries to be so qualified would not have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole. The jurisdictions in which Smitty's and each of its subsidiaries are qualified to do business are set forth in Section 5.1 of the Disclosure Schedule. Smitty's has previously provided the Company with true and correct copies of its certificate of incorporation and bylaws and the charter documents and bylaws of each of its subsidiaries, as currently in effect.

          5.2 Subsidiaries. The only subsidiaries of Smitty's are those set forth in Section 5.2 of the Disclosure Schedule. All of the outstanding shares of capital stock of each of Smitty's' subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights or rights of first refusal. Except as set forth in Section 5.2 of the Disclosure Schedule, Smitty's owns, directly or indirectly, all of the issued and outstanding capital stock of each of its subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any subsidiary of Smitty's or which would require any subsidiary of Smitty's to issue or sell any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock. Except as set forth in Section 5.2 of the Disclosure Schedule, neither Smitty's nor any of its subsidiaries owns less than 100% of the outstanding voting securities or other capital stock of any corporation or other entity (other than investments in marketable securities).

          5.3 Capitalization. The authorized capital stock of Smitty's consists of (i) 1,500,000 shares of Smitty's Common Stock, 1,000,000 shares of which have been designated as "Class A Common Stock" and 500,000 shares of which have been designated "Class B Common Stock," and (ii) 10,000 shares of preferred stock, par value $.01 per share. As of the date hereof, 705,692.803 shares of Smitty's' Class A Common Stock, 303,300 shares of Smitty's' Class
B Stock and no shares of Smitty's' preferred stock are issued and outstanding; none of such shares are held in Smitty's' treasury as of the date hereof. All of the issued and outstanding shares of Smitty's Common Stock are validly issued, fully paid and non-assessable. There are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements other than this Agreement, commitments, or obligations which would require Smitty's to issue or sell shares of Smitty's Common Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Smitty's Common Stock or any other equity securities of Smitty's. Neither Smitty's nor any of its subsidiaries has any commitments or obligations to purchase or redeem any shares of capital stock of any class of, or other equity interests in, Smitty's or any of its subsidiaries.

          5.4 Authorization. Smitty's has the requisite corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Smitty's and the performance by Smitty's of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Smitty's, other than the adoption and approval of this Agreement by the stockholders of Smitty's, and no other corporate proceedings on the part of Smitty's are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Smitty's and constitutes a legally valid and binding obligation of Smitty's, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. The Certificate of Merger will have been, as of the Effective Time, duly and validly authorized, executed and delivered by Smitty's, and will constitute as of such time a legally valid and binding obligation of Smitty's, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

          5.5 Absence of Certain Changes or Events. Except as set forth in Section 5.5 of the Disclosure Schedule and the transactions contemplated hereby, since July 30, 1995, Smitty's and its subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any change in Smitty's' business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves, except for changes contemplated hereby or changes which have not, individually or in the aggregate, been materially adverse to Smitty's and its subsidiaries taken as a whole. Except as set forth in Section 5.5 of the Disclosure Schedule or the Smitty's SEC Reports, from July 30, 1995 through the date of this Agreement, neither Smitty's nor any of its subsidiaries has taken any of the actions prohibited by Section 7.2 hereof.

          5.6    Assets.

          (a) Except as set forth in Section 5.6(a) of the Disclosure Schedule, Smitty's and its subsidiaries have good and marketable fee simple title to, or a valid leasehold interest in, all material Assets reflected on Smitty's' balance sheet at October 22, 1995, free and clear of all Encumbrances (other than Permitted Encumbrances).

          (b) Section 5.6(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) each Property and/or Facility owned in fee by Smitty's or any of its subsidiaries, (ii) each Property and/or Facility held for development by Smitty's or any of its subsidiaries and (iii) each Property and/or Facility being leased, subleased or otherwise occupied by Smitty's or any of its subsidiaries pursuant to any Lease, in each case describing the location (property address), the identity of the tenant (if other than Smitty's) and the current use of such Property or Facility.

          (c) Smitty's and its subsidiaries, in person or by subtenant, as the case may be, enjoy peaceful and undisturbed possession of all of their respective Properties and Facilities, except for those Properties designated as unimproved land on
Section 5.6(b) of the Disclosure Schedule and, with respect to which, such Properties are subject to no Encumbrances (other than Permitted Encumbrances) that would materially interfere with the development of or the market value of the same as Facilities.

          (d) There are no pending or, to the best knowledge of Smitty's, threatened condemnation or similar proceedings relating to any of the Properties or Facilities of Smitty's and its subsidiaries.

          (e) To the best knowledge of Smitty's, (i) the real property improvements (including leasehold improvements), which constitute a portion of the Facilities are structurally sound with no known material defects, and (ii) the building systems which constitute a portion of the Facilities and the equipment and other tangible Assets owned, leased or used by Smitty's and its subsidiaries in the conduct of their respective businesses are in good operating condition and repair, subject to ordinary wear and tear, and are adequate for the present uses thereof; none of such Facilities (except for Facilities scheduled for renovation in the ordinary course of business as set forth in Section 5.6(e) of the Disclosure Schedule), are in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

          (f) Section 5.6(f) of the Disclosure Schedule sets forth a complete and accurate list of all leases (including subleases and licenses) of personal property entered into by Smitty's or any of its subsidiaries and involving any annual expense to Smitty's or any such subsidiary in excess of $50,000 and not cancelable (without material liability) within 30 days.

          (g) Section 5.6(g) of the Disclosure Schedule sets forth a complete and accurate list of all agreements pursuant to which Smitty's or any of its subsidiaries lease, sublease, or otherwise permit any third party to occupy all or any portion of its Properties or the Facilities (collectively, the "Third Party
Leases").

          (h) Section 5.6(h) of the Disclosure Schedule indicates with respect to each Lease entered into by Smitty's or any of its subsidiaries, as a tenant or subtenant: (i) the term, (ii) current rent and (iii) a brief summary of any terms which would be outside of the ordinary course of business which would have, or could reasonably be expected to have, a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole.

          (i) Smitty's or its subsidiaries, as the case may be, has in all material respects performed all obligations on its part to be performed with respect to (i) all Assets leased by it or to it (whether as lessor or lessee) except where the failure to perform would not, individually or in the aggregate, have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole, and (ii) all Leases of its Facilities, and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a default on the part of Smitty's or any of its subsidiaries under any Lease.

          (j) To the best knowledge of Smitty's, (i) no default (nor any event which, with the giving of notice or passage of time or both would constitute a default) has occurred on the part of any other party to any Lease of which it is a party and (ii) each of the Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby.

          (k) Smitty's has delivered to the Company, or otherwise made available, originals or true copies of all Leases and Third
Party Leases (as the same may have been amended or modified from time to time).

          5.7 Contracts and Commitments. Section 5.7 of the Disclosure Schedule contains a complete and accurate list of all Contracts of the following categories to which Smitty's or any of its subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

               (i) Contracts not made in the ordinary course of business involving annual expenditures or liabilities in excess of $100,000 or total expenditures in excess of $300,000;

               (ii) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or stockholders of Smitty's, and any other Contracts with or for the benefit of any Smitty's Stockholder or its affiliates, and all severance or similar arrangements with any Personnel that will result in any obligation (absolute or contingent) of Smitty's or any of its subsidiaries to make any payment to any Personnel following termination of employment;

               (iii)     labor contracts;

               (iv) material distribution, franchise, license, sales, agency or advertising contracts;

               (v) options, rights of first refusal, purchase rights or other contractual rights to lease, purchase, acquire, sell or dispose of all, or any portion of, any real property or material personal property, whether as grantor or grantee, other than as set forth in the Leases;

               (vi) Contracts for the purchase of inventory which are not cancelable (without material penalty, cost or other liability) within 90 days (other than Contracts for the purchase of holiday goods in accordance with customary industry practices) and other Contracts made in the ordinary course of business involving expenditures or liabilities in excess of $100,000 which are not cancelable (without material penalty, cost or other liability) within 30 days;

               (vii)     promissory notes, loans, agreements,
     indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $50,000;

               (viii)    Contracts containing covenants limiting
     the freedom of Smitty's or any of its subsidiaries to engage in any line of business or compete with any person or operate at any location;

               (ix) powers of attorney;

               (x) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any Property and/or
     Facility on behalf of Smitty's or its subsidiaries; and

               (xi) any other Contract, whether similar or dissimilar to the foregoing, which would be material to Smitty's and its subsidiaries taken as a whole.

True copies of the written Contracts identified in Section 5.7 of the Disclosure Schedule have been delivered or made available to the Company.

          5.8 Absence of Breaches or Defaults. Except as set forth in Section 5.8 of the Disclosure Schedule, to best knowledge of Smitty's, neither Smitty's nor any of its subsidiaries is in default under, or in breach or violation of, any material Contract. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness affecting Smitty's or any of its subsidiaries (except for the execution of this Agreement) to accelerate, or which does accelerate, the maturity of any indebtedness affecting Smitty's or any of its subsidiaries, except as set forth in Section 5.8 of the Disclosure Schedule.

          5.9    No Conflict or Violation.  Except as set forth in
Section 5.9 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the performance by Smitty's of its obligations hereunder nor the consummation of the transactions contemplated hereby, will (i) conflict with Smitty's' certificate of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 5.10 below, violate any statute, law, ordinance, rule or regulation, applicable to Smitty's or any of its subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Smitty's or any of its subsidiaries, or result in the creation or imposition of any lien upon any properties, assets or business of Smitty's or any of its subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Smitty's or any of its subsidiaries is a party or by which Smitty's or any of its subsidiaries or any of their respective assets or properties is bound or encumbered, except for such violations, conflicts, defaults or other occurrences which, in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole, and would not prevent or delay the Merger or the Recapitalization or otherwise prevent the Smitty's from performing its obligations under this Agreement.

          5.10 Consents and Approvals. Except (i) pursuant to applicable requirements of the HSR Act, (ii) for the filing of the Certificate of Merger in accordance with the Delaware Law, or (iii) with respect to matters set forth in Section 5.10 of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity (including, without limitation, any landlord under any lease), is required to be made or obtained by Smitty's or its subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          5.11 Litigation. Except as set forth in Section 5.11 of the Disclosure Schedule, there are no Actions instituted, pending or, to the best knowledge of Smitty's, threatened, which, if adversely decided, would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole, or would prevent or delay the Merger or the Recapitalization or otherwise prevent Smitty's from performing its obligations under this Agreement, nor is there any outstanding judgment, decree, or injunction or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency which has or will have, individually or in the aggregate, any such Material Adverse Effect.

          5.12   Compliance with Law.  Except as set forth in Section
5.12 of the Disclosure Schedule, Smitty's and each of its subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof (including, without limitation, all Environmental
Laws), except to the extent that failure to comply would not have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole. Except as set forth in Section 5.12 of the Disclosure Schedule, to the best knowledge of Smitty's, neither Smitty's nor any of its subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole or the transactions contemplated hereby. Smitty's and its subsidiaries have all material permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted and all such permits, licenses and franchises will remain in effect after the Effective Time.

          5.13   Labor Matters.

          (a) Section 5.13(a) of the Disclosure Schedule contains a complete list of all organizations representing the employees of Smitty's or any of its subsidiaries. There is no strike, work stoppage or labor disturbance pending or, to the best knowledge of Smitty's, threatened, which involves any employees of Smitty's or any of its subsidiaries.

          (b) Section 5.13(b) of the Disclosure Schedule contains a list of all unfair employment or labor practice charges which are presently pending, as well as a description and the status of each, which to the best knowledge of Smitty's have been filed with any governmental authority by or on behalf of any employee of Smitty's or any of its subsidiaries and a list of all employment-related litigation or administrative proceedings which are presently pending (together with a description and the status of each such litigation or proceeding), filed by or on behalf of any employee of Smitty's or any of is subsidiaries.

          (c)  Except as described in Sections 5.11, 5.13(a) and
(b) of the Disclosure Schedule, there are not presently pending or, to the best knowledge of Smitty's, threatened, against Smitty's or any of its subsidiaries any material claims by any governmental authority, labor organization, or employee alleging that Smitty's or any such employer has violated any applicable laws respecting employment practices. Smitty's and each of its subsidiaries is in compliance in all material respects with its obligations under all statutes, executive orders and other governmental regulations or judicial decrees governing its employment practices, including without limitation, provisions relating to wages, hours, equal opportunity and payment of social security and other taxes.

          (d) Except as described in Section 5.13(d) of the Disclosure Schedule, (i) Smitty's has paid, or caused to be paid, in full to all employees of Smitty's and its subsidiaries all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law,
(ii) neither Smitty's nor any of its subsidiaries is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will Smitty's or its subsidiaries have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Smitty's or such subsidiaries of any persons employed on or prior to the Merger Closing Date, (iii) Smitty's and its subsidiaries have not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past year, nor has Smitty's or its subsidiaries planned or announced any such future action or program for the future, and (iv) Smitty's is in compliance with its obligations, if any, pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

          5.14 Smitty's SEC Reports. Smitty's has delivered or made available to the Company true and complete copies of each registration statement, report and proxy or information statement filed with the SEC, including, without limitation, all exchange offer registration statements on Form S-4 (the "Smitty's Exchange Registration Statements"), in the form (including exhibits and any amendments thereto) required to be filed with the SEC since July 31, 1994 (collectively, the "Smitty's SEC Reports"). As of the respective dates such Smitty's SEC Reports were filed or, if any such Smitty's SEC Reports were amended, as of the date such amendment was filed, each of the Smitty's SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Smitty's (including any related notes and schedules) included or incorporated by reference in its Annual Reports on Form 10-K for the three fiscal years ended July 30, 1995 and Quarterly Reports on Form 10-Q for all interim periods subsequent thereto fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Smitty's and its subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          5.15 No Brokers. Except as specified in Schedule 5.15 hereto, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the Recapitalization or in connection with any proposed sale of Smitty's or any of its assets, or a restructuring of or merger or similar transaction involving Smitty's based upon arrangements made by or on behalf of Smitty's and its subsidiaries.

          5.16 No Other Agreements to Sell Smitty's or its Assets. Except as set forth in Section 5.16 of the Disclosure Schedule, Smitty's has no legal obligation, absolute or contingent, to any other Person to sell any material portion of the Assets of Smitty's, to sell the capital stock of Smitty's or any of its subsidiaries, or to effect any merger, consolidation or other reorganization of Smitty's or any of its subsidiaries or to enter into any agreement with respect thereto.

          5.17 Proprietary Rights. Section 5.17 of the Disclosure Schedule contains a list of all Proprietary Rights which are owned by Smitty's or any of its subsidiaries, or in which Smitty's or any of its subsidiaries has any interest, or which, to the best knowledge of Smitty's, have been used in connection with, or which relate to the business of Smitty's or any of its subsidiaries (whether or not presently used in connection therewith). Except as set forth in Section 5.17 of the Disclosure Schedule, Smitty's or a subsidiary of Smitty's owns and has the sole and exclusive right to use all such Proprietary Rights and such items are not subject to any licenses, Encumbrances or charges of any kind. Neither Smitty's nor any of its subsidiaries has been charged, or to the best knowledge of Smitty's is any of them threatened to be charged, with infringement of, nor to the best knowledge of Smitty's has any of them infringed, any unexpired patent, trademark, trademark registration, trade name, service mark, copyright, copyright registration or other proprietary right of any party. Smitty's and each of its subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, processes, methods and designs used in or necessary for the conduct of its business as presently being conducted. The consummation of the Merger and the other transactions contemplated hereby will not alter or impair any of such rights.

          5.18   Employee Benefit Plans.

          (a) Section 5.18 of the Disclosure Schedule contains a complete list of the Employee Plans of Smitty's. Copies or descriptions of the Employee Plans of Smitty's have been or will be furnished or made available to the Company and their counsel within 10 Business Days of the date of this Agreement.

          (b) Except as described in Section 5.18 of the Disclosure Schedule, each of Smitty's Employee Plans (other than any Multiemployer Plan) has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations where the failure thereof would have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole.

          (c) No "reportable event" (as such term is used in section 4043 of ERISA), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Smitty's Employee Plan (other than any Multiemployer Plan) which would have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole.

          (d) No litigation or administrative or other proceeding involving any Smitty's Employee Plans (other than any Multiemployer
Plan) has occurred or are threatened where an adverse determination would have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole.

          (e) Except as set forth in Section 5.18 of the Disclosure Schedule, neither Smitty's nor any ERISA Affiliate of
Smitty's has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied in an amount which would have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole.

          (f) Any termination of, or withdrawal from, any Smitty's Employee Plans or Multiemployer Plans, on or prior to the Closing
Date, would not subject Smitty's to any material liability under Title IV of ERISA.

          5.19 Insurance. Section 5.19 of the Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, property, title, workers' compensation, business interruption, errors or omissions and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, including without limitation, retentions and deductibles, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by Smitty's or any of its subsidiaries on its business, property or Personnel within the last five years. All of such policies are sufficient for compliance with all requirements of law and of all contracts to which Smitty's or any of its subsidiaries is a party.


          5.20   Affiliate Transactions.  Except as set forth in
Section 5.20 of the Disclosure Schedule or in the Smitty's SEC Reports, from July 30, 1995 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Smitty's or any of its subsidiaries, on the one hand, and Smitty's' affiliates (other than wholly owned subsidiaries of Smitty's) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-
K under the Securities Act.

          5.21   Environmental Matters.  Except as set forth in
Section 5.21 of the Disclosure Schedule, each of the Properties of Smitty's or any of its subsidiaries is maintained in compliance with all Environmental Laws, except where the failure to so comply, or any aggregation of such failures, would not have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole. Except as set forth in Section 5.21 of the Disclosure Schedule, no conditions exist with respect to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any other environmental medium on or off the Properties, which, individually or in the aggregate, could result in any damage, claim, or liability to or against Smitty's or any of its subsidiaries by any third party (including without limitation, any government entity), including, without limitation, any condition resulting from the operation of Smitty's' business and/or operator in the vicinity of any of the Properties and/or any activity or operation formerly conducted by any Person on the Properties, except in any such case which would not be reasonably expected to have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole. With the exception of retail consumer products sold in the ordinary course and supplies used in the ordinary course of business and except as set forth in Section
5.21 of the Disclosure Schedule, Smitty's and any other Person for whose conduct Smitty's is or may be held responsible, has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Materials. Except as set forth in Section 5.21 of the Disclosure Schedule, (i) there are no existing uncured notices of violation, administrative actions, or lawsuits against Smitty's or any of its subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials at any of the Properties, nor has Smitty's received any uncured notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials; (ii) there have been no spills or releases of Hazardous Materials at any of the Properties in excess of quantities reportable under Environmental Laws, except in any such case which would not be reasonably expected to have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole; and (iii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which regulate, obligate, or bind Smitty's or any of its subsidiaries.

          5.22 Taxes. As of the date of this Agreement, except as set forth in Section 5.22 of the Disclosure Schedule:

               (i) Smitty's and its subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods (or portions thereof) ending on or prior to the Merger Closing Date;

               (ii) Smitty's and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

               (iii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Smitty's or its subsidiaries and neither Smitty's nor its subsidiaries has received a written notice of any pending audits or proceedings;

               (iv) neither the Service nor any other taxing authority (whether domestic or foreign) has asserted, or to the best knowledge of Smitty's, is threatening to assert, against Smitty's or any of its subsidiaries any deficiency or claim for Taxes;

               (v) there are no material liens for Taxes upon any property or assets of Smitty's or any subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings;

               (vi) neither Smitty's nor any of its subsidiaries has agreed to or is required to make any adjustment under
     Section 481(a) of the Code;

               (vii) the applicable statutes of limitation for the assessment of federal income Taxes upon Smitty's and its subsidiaries for all periods have expired, except as set forth on Section 5.22 of the Disclosure Schedule;

               (viii)    neither Smitty's nor any of its
     subsidiaries is a party to any material agreement providing for the allocation or sharing of Taxes; and

               (ix) neither Smitty's nor any of its subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Smitty's or any of its subsidiaries.

          5.23   Bank Accounts.  Section 5.23 of the Disclosure
Schedule contains a true and complete listing of all bank accounts or other depositary accounts maintained by Smitty's or any of its subsidiaries and the authorized signatories thereto.

          5.24 Information in Proxy Statement and Financing Registration Statements. Information supplied by Smitty's, Yucaipa or any of their respective affiliates for inclusion in (i) the Proxy Statement (or any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders and at the time of the Company Stockholders' Meeting, and (ii) the Financing Registration Statements (or any amendments thereof or supplements thereto), on the date declared effective by the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                           ARTICLE 6.

                   REPRESENTATIONS OF YUCAIPA

          Yucaipa, on behalf of itself and on behalf of the Smitty's Principal Stockholders that are affiliates of the Yucaipa, hereby represents and warrants to the Company and Acquisition as follows:

          6.1 Organization; Authorization; etc. Yucaipa and each Smitty's Principal Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Yucaipa. This Agreement has been duly executed and delivered by Yucaipa, and, assuming the due execution hereof by each other party hereto, this Agreement constitutes the legally valid and binding obligation of Yucaipa, enforceable against Yucaipa in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and to general equitable principles.

          6.2 Ownership of Shares. At the time of the Merger Closing, each of the Smitty's Principal Stockholders will own, beneficially and of record, all of the shares of Smitty's Common Stock issued in its name and set forth opposite its name on Section
6.2 of the Disclosure Schedule, free of any Encumbrance and subject to no restriction with respect to the voting thereof (except as contemplated by this Agreement or the Smitty's Stockholders' Agreements), other than restrictions generally applicable under federal or state securities laws.

          6.3 Consents and Approvals; No Violations. Except for the filing of the Certificate of Merger with the Secretary of State of Delaware as set forth in Section 1.2, filings pursuant to the HSR Act and the matters set forth in Section 6.3 of the Disclosure Schedule, and assuming compliance with any applicable antitrust laws, there is no requirement applicable to Yucaipa or any Smitty's Principal Stockholder to make any filing or registration with, or to obtain any permit, authorization, consent or approval of, any government or regulatory authority or any non-governmental person or entity in connection with the execution and delivery by Yucaipa of this Agreement, the consummation of the Merger, and the performance of the other transactions contemplated hereby, except where the failure to make such filings or registrations or to obtain such permits, authorizations, consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole or the consummation of the transactions contemplated hereby. Except as set forth in Section 6.3 of the Disclosure Schedule, neither the execution or delivery of this Agreement by Yucaipa nor the performance by Yucaipa of its obligations under this Agreement will
(i) violate any provision of the partnership agreement or bylaws (or other comparable governing instrument) of Yucaipa or any Smitty's Principal Stockholder, (ii) violate any provision of, or constitute (with or without notice, the passage of time or both) a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) or terminate any obligation under, any mortgage, lien, lease, agreement or other instrument or obligation to which Yucaipa or any Smitty's Principal Stockholder is a party or by which it or the shares of Smitty's Common Stock owned by it are bound, except where such event would not, individually or in the aggregate, have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole or the consummation of the transactions contemplated hereby, or (iii) assuming compliance with any applicable antitrust laws, violate any order, writ, injunction, decree, statute, rule or regulation to which Yucaipa or any Smitty's Principal Stockholder is subject.

          6.4 Agreement to Sell Smitty's and Other Matters. Neither Yucaipa nor any Smitty's Principal Stockholder has any legal obligation, absolute or contingent, to any other Person to sell or dispose of its interest in the capital stock of Smitty's, by way of a sale of capital stock, merger, consolidation or other reorganization, or otherwise, or to enter into any agreement with respect thereto. Except as set forth on Section 6.4 of the Disclosure Schedule, neither Yucaipa nor any Smitty's Principal Stockholder has directly or through any Affiliate or agent created, or caused to be created, (i) any legal obligation, absolute or contingent, of any other Person to sell any material portion of the Assets of Smitty's or its subsidiaries, to sell the capital stock of Smitty's or its subsidiaries, to effect any merger, consolidation or other reorganization of Smitty's or its subsidiaries, or to enter into any agreement with respect thereto, or (ii) any liability (contingent or otherwise) for payment of a brokerage, finder's, investment banking or other fee or commission in connection with any sale or restructuring of Smitty's and its subsidiaries, or (iii) any obligation with respect to the issuance or sale of capital stock by Smitty's or any of its subsidiaries.


                           ARTICLE 7.

         CONDUCT OF BUSINESS PENDING THE MERGER CLOSING

          7.1 The Company. From the date hereof through the Merger Closing Date, except as otherwise provided for in this Agreement, the Company shall conduct the business of the Company and its subsidiaries only in the ordinary and usual course as such business has been conducted, and shall use all reasonable efforts to keep intact the business organization in all material respects. The Company shall use all reasonable efforts to avoid, and to cause its subsidiaries to avoid, the occurrence of a breach of any representation or warranty hereunder as of the Merger Closing, or a violation of any covenant to be performed by it pursuant hereto, or the failure to satisfy any condition to the obligations of any party hereto. In addition, from the date hereof through the Merger Closing Date, neither the Company nor any of its subsidiaries shall, except as otherwise provided in this Agreement:

          (a) (i) amend its certificate of incorporation or bylaws (other than amendments to defer the redemption of the Series
     I Preferred Stock for up to five years); (ii) split, combine or reclassify any of its outstanding equity securities or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to any of its equity securities, except regularly scheduled dividends on its Common Stock, consistent with past practice; or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its equity securities (other than redemptions of Series I Preferred Stock in accordance with the Company's certificate of incorporation);

          (b) except as set forth in Section 4.4 of the Disclosure Schedule, issue or sell or agree to issue or sell any additional shares of, or options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or series; (ii) enter into any agreement, contract or commitment out of the ordinary course of its business to dispose of or acquire, or relating to the disposition or acquisition of, a segment of its business; (iii) except in the ordinary course of business, sell, pledge, dispose of or encumber any material Assets (including, without limitation, any indebtedness owed to it or any material claims held by
     it); (iv) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment, either by purchase of stock or securities, contribution to capital, property transfer or purchase, in any case, of any material amount of property or assets, in any other individual or entity; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (c) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan, arrangement or agreement;

          (d) incur any material amount of indebtedness for borrowed money, or make any loans or advances or capital contributions to any other person other than a wholly owned subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business or acquire any debt instruments of others;

          (e) make or commit to make any capital expenditures in excess of $1,000,000 in the aggregate, other than expenditures for (i) routine maintenance and repair or (ii) pursuant to existing contracts or commitments;

          (f) enter into or amend any Contract for the purchase of inventory which is not cancelable within 90 days (other than Contracts for the purchase of holiday goods in accordance with customary industry practices) without penalty, cost or liability or any other Contract in excess of $100,000 which is not cancelable within 30 days without penalty, cost or liability;

          (g) grant any severance or termination pay (other than pursuant to policies or agreements in effect on the date hereof) or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof; and

          (h) take or permit any action which would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Notwithstanding the foregoing provisions, in no event shall the Company be required to comply with the provisions contained in Sections 7.1(b) through (h) following the date, if any, that the Company shall have terminated the Recapitalization.

          7.2 Smitty's. From the date hereof through the Merger Closing Date, except as otherwise provided for in this Agreement, Smitty's shall conduct its business and the business of its subsidiaries only in the ordinary and usual course as such business has been conducted, and shall use reasonable efforts to keep intact the business organization in all material respects. Without limiting the foregoing, Smitty's shall, and shall cause its subsidiaries to; (i) maintain reasonably comparable advertising and promotional expenditures; (ii) maintain reasonably comparable overall levels of inventory subject to seasonal variation and changes in sales volume; (iii) maintain comparable insurance coverage at commercially reasonable rates; (iv) pay amounts due to vendors consistent with past practices; and (v) perform customary maintenance on its Properties, Facilities and Fixtures and Equipment and provide for the security of such Properties, Facilities and Fixtures and Equipment in accordance with past practices. Smitty's shall use all reasonable efforts to avoid, and to cause each of its subsidiaries to avoid, the occurrence of a breach of any representation or warranty hereunder as of the Merger Closing, or a violation of any covenant to be performed by it pursuant hereto, or the failure to satisfy any condition to the obligations of any party hereto. In addition, from the date hereof through the Merger Closing, except as set forth in Section 7.2 of the Disclosure Schedule or as otherwise specifically provided for in this Agreement or as the Company may specifically consent in writing, which consent shall not be unreasonably withheld, neither Smitty's or any of its subsidiaries shall:

          (a) close any Facility, except as required by applicable law or in the event of casualty or as a result of the expiration of any Lease which, after reasonable efforts, is not renewed;

          (b) enter into, with respect to any Facility or Property or any other real property or any material assets, any new lease, lease termination agreement or material amendment (excluding any extension or renewal of any lease in accordance with past practices) of any agreement to lease such real property;

          (c)  sell, assign or sublease any Facility or Property;

          (d) (i) sell, assign or sublease any Fixtures and Equipment or other material Assets (other than as specified in clause (ii)), the aggregate sales prices and the annual rental payments of which are $100,000 or more in the aggregate, other than in the ordinary course of business, or
     (ii) enter into any sale-leaseback transaction resulting in annual rental payments in excess of $100,000, except for sale-leaseback transactions for Fixtures and Equipment in the ordinary course of business consistent with past practice;

          (e) make or commit to make any capital expenditures in excess of $250,000 in the aggregate, other than expenditures for (i) routine maintenance and repair or (ii) pursuant to existing contracts or commitments;

          (f) incur any material amount of indebtedness for borrowed money, or make any loans or advances or capital contributions to any other person other than a wholly owned subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business or acquire any debt instruments of others;

          (g) make any transfer of Assets from Smitty's or any of its subsidiaries to any Affiliate (other than a wholly owned subsidiary);

          (h) materially reduce any store operating hours except as consistent with past practices, as a result of security concerns, material changes in sales volume, or as required by law;

          (i) (i) amend its certificate of incorporation or bylaws or the charter or bylaws of any of its subsidiaries; (ii) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock;
     (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock; or (iv) sell or pledge any stock of any of its subsidiaries;

          (j) (i) issue or sell or agree to issue or sell any additional shares of, or options, warrants or rights of any kind to acquire any shares of, its capital stock of any class;
     (ii) enter into any agreement, contract or commitment out of the ordinary course of its business, to dispose of or acquire, or relating to the disposition or acquisition of, a segment of its business; (iii) except in the ordinary course of business, sell, pledge, dispose of or encumber any material Assets (including without limitation, any indebtedness owed to them or any material claims held by them); (iv) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment, either by purchase of stock or securities, contribution to capital, property transfer or purchase, in any case, of any material amount of property or assets, in any other Person; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (k) fail to preserve intact its business organization, or fail to keep available the services of its present officers and key employees, and fail to preserve the good will of customers of, and other persons having business relationships with it;

          (l) grant any severance or termination pay (other than pursuant to policies or agreements in effect on the date hereof) or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof;

          (m) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan, arrangement or agreement;

          (n) enter into or amend any Contract for the purchase of inventory which is not cancelable within 90 days (other than Contracts for the purchase of holiday goods in accordance with customary industry practices) without penalty, cost or liability or any other Contract in excess of $100,000 which is not cancelable within 30 days without penalty, cost or liability;

          (o) negotiate, enter into, or modify any agreement or agree to be bound by any agreement with any collective bargaining agent relating to its business, except for agreements with respect to routine employee grievance matters in the ordinary course of business;

          (p) take or permit any action which would prevent the Merger from qualifying as a reorganization under Section 368 of the Code; and

          (q) make any material change in its tax or accounting policies or any material reclassification of assets or liabilities.


                           ARTICLE 8.

                      ADDITIONAL COVENANTS

          8.1 Further Assurances and Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection therewith, (a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts (provided that Smitty's shall not agree to any substantial modification to any such agreement, lease or contract or to any payment of funds in order to obtain such waiver, consent or approval without the prior written consent of the Company), (b) to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) to effect all necessary registrations and filings (including any registrations and filings which may be required to be made by the Company pursuant to any federal or state securities laws), (e) to negotiate and enter into, on terms reasonably satisfactory to the Company, the Financing Agreements and to satisfy all conditions thereto, and (f) to fulfill all conditions to this Agreement. Without limitation of the foregoing, Smitty's shall use all reasonable efforts to (i) cause each of the Smitty's Stockholders to execute a Smitty's Stockholders' Agreement, Continuity-of-Interest Letter and Investment Letter as referred to in Section 1.7 hereof, and (ii) take such actions as the Company may reasonably request to facilitate the repayment by the Company of the Specified Smitty's Indebtedness on the Merger Closing Date.

          8.2 Certain Filings and Consents. Each party hereto shall (a) as promptly as practicable make any required filings and submissions under the HSR Act with respect to the Merger, (b) cooperate with each other in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state, local or foreign law or regulation or whether any consents, approvals or waivers are required to be obtained from other parties to loan agreements, leases or other contracts in connection with the consummation of the Financings, the Merger, the Offer and the other transactions contemplated by this Agreement, and (c) actively assist each other in obtaining any consents, permits, authorizations, approvals or waivers which are required. Each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Department of Justice or any other government or governmental authority regarding the Merger or the other transactions contemplated by this Agreement. If any party receives a request for additional information or documentary material from any such government or governmental authority, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Notwithstanding the foregoing, in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust law, all analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any party hereto shall be subject to the joint approval or disapproval and the joint control of the Company and Smitty's, acting with the advice of their respective counsel, provided that nothing herein shall prevent any party hereto or their authorized representatives from making or submitting any such analysis, appearance, presentation, memorandum, brief, argument, or opinion in response to a subpoena or as otherwise required by law. The parties hereto shall cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving the Federal Trade Commission, the Department of Justice or any other governmental authority in connection with the transactions contemplated hereby. The Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any applicable federal or state antitrust laws; provided, however, that in no event shall the Company or any of its subsidiaries or the Surviving Corporation or any of its subsidiaries be required in that connection to (i) effect any divestitures of any material assets of the Company, Smitty's or their respective subsidiaries, (ii) hold separate any such material assets or (iii) agree to any material restrictions on the operations of the Company, Smitty's or their respective subsidiaries of any material portion of the business or assets of the Company, Smitty's or their respective subsidiaries.

          8.3    Access to Information; Confidentiality.

          (a) Upon reasonable notice, each party shall, and shall cause each of its subsidiaries to, afford the other parties and their representatives, full access during normal business hours to all of its officers, agents, properties, books, contracts, commitments and records (including but not limited to tax returns) and, during such period, shall furnish promptly to such other party and such other persons all information concerning its business, properties and personnel as such other party or such other persons may reasonably request. No investigation pursuant to this Section
8.3 or otherwise shall affect the representations and warranties or indemnities of the parties hereto or the conditions to the parties' respective obligations to consummate the Financings, the Merger, the Offer or the other transactions contemplated by the Recapitalization.

          (b) Each party hereto shall (and shall use all reasonable efforts to cause its representatives to) hold all such non-public documents, work papers and other materials in confidence in accordance with the provisions of the Confidentiality Agreements. In the event of termination of this Agreement, each party hereto shall return promptly every confidential document furnished to it by the other parties hereto in connection with the transactions contemplated hereby, and shall use all reasonable efforts to cause its representatives to return the same, in each case subject to the continued application of the Confidentiality Agreements.

          8.4 Notification of Certain Matters. The Company shall give prompt notice to Smitty's, and Smitty's shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Merger Closing Date, (b) any material failure of the Company or Smitty's or any of their respective affiliates, as the case may be, or of any of their respective officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (c) the status or fulfillment of any of the conditions set forth in Article 9 hereof, upon reasonable request of the other party; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.



          8.5    Alternative Proposals.

          (a) Smitty's (and its subsidiaries, and affiliates over which it exercises control) will not, and Smitty's (and each of its subsidiaries and affiliates over which it exercises control) will use its best efforts to ensure that its respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Alternative Transaction (as defined below) or an inquiry with respect thereto, or, (ii) in the event of an unsolicited Alternative Transaction for Smitty's or any subsidiary or affiliate of Smitty's, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than the Company or any of its affiliates or representatives) relating to any Alternative Transaction, except in the case of clause (ii) above to the extent that (x) the Alternative Transaction is a bona fide written proposal submitted to Smitty's Board of Directors and
(y) Smitty's Board of Directors determines, after having received the oral or written opinion of outside legal counsel to Smitty's, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the Board of Directors' fiduciary duties under applicable law. Smitty's shall, and shall cause its subsidiaries and affiliates over which it exercises control, and will use its best efforts to ensure their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any parties conducted heretofore with respect to any Alternative Transaction relating to Smitty's. Smitty's represents that it is not now engaged in discussions or negotiations with any party with respect to an Alternative Transaction.

          (b) The Company (and its subsidiaries, and affiliates over which it exercises control) will not, and the Company (and its subsidiaries, and affiliates over which it exercises control) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Alternative Transaction (as defined below) or an inquiry with respect thereto, or, (ii) in the event of an unsolicited Alternative Transaction for the Company or any subsidiary or affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than Yucaipa or any of its affiliates or representatives) relating to any Alternative Transaction, except in the case of clause (ii) above to the extent that (x) the Alternative Transaction is a bona fide written proposal submitted to the Company's Board of Directors and (y) the Company's Board of Directors determines, after having received the oral or written opinion of outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the Board of Directors' fiduciary duties under applicable law. The Company shall, and shall cause its subsidiaries and affiliates over which it exercises control, and will use its best efforts to ensure their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any parties conducted heretofore with respect to any Alternative Transaction relating to the Company. The Company represents that it is not now engaged in discussions or negotiations with any party with respect to an Alternative Transaction. Nothing contained in this Section 8.5 shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making such disclosure as may be required by applicable law.

          (c) As used in this Agreement, "Alternative Transaction" when used in connection with any Person shall mean any tender or exchange offer involving the capital stock of such Person, any proposal for a merger, consolidation or other business combination involving such Person or any subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any subsidiary of such Person other than pursuant to the transactions to be effected pursuant to this Agreement.

          (d) In case of any capital reorganization, sale, merger or consolidation of the Company in connection with an Alternative Transaction (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock into shares of other stock or other securities or assets) (collectively such actions being hereinafter referred to as "Reorganizations") is consummated, the Smitty's Stockholders shall, to the extent they do not receive the Merger Consideration prior to the consummation of such Alternative Transaction, be entitled upon consummation of the Merger to receive the same number of shares of stock or other securities or assets to which a holder of the number of shares of the Company's Common Stock included in the Merger Consideration would have been entitled to receive upon the consummation of such Reorganization.

          8.6 Public Statements and Press Releases. The Company, Smitty's and each of their respective affiliates shall not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior consent of the other parties as to the content and time of release of and the media in which such statement or announcement is to be made, except as may be required by applicable law, court process or by obligations pursuant to any requirements of the New York Stock Exchange, Inc.; provided, in the case of any such exception, the Company shall use all reasonable efforts to provide Smitty's and Yucaipa with prior notice of such disclosure or release. Each party hereto agrees that it will not unreasonably withhold any such consent.

          8.7    Directors' and Officers' Insurance and
Indemnification.

          (a) The Company agrees that after the Merger Closing Date it shall, and shall cause its subsidiaries to, indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of Smitty's or any of Smitty's subsidiaries, successors and assigns (individually a "Smitty's Indemnified Party" and collectively the "Smitty's Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Smitty's Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Merger Closing Date whether commenced, asserted or claimed before or after the Merger Closing Date, including liability arising under the Securities Act, the Exchange Act or state law. The Company shall, and shall cause the Surviving Corporation to, maintain in effect for not less than four years after the Merger Closing Date the current policies of directors' and officers' liability insurance maintained by Smitty's and its subsidiaries on the date hereof (provided that the Company may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Merger Closing Date, and the Company shall use its best efforts to prepay premiums with respect to the foregoing insurance for the four-year period following the Merger Closing Date; provided, however, that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of the aggregate premium currently paid by Smitty's and its subsidiaries for such insurance on the date of this Agreement, then the Company shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate. The Company agrees to pay all reasonable expenses (including reasonable fees and expenses of counsel) that may be incurred by any Smitty's Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 8.7(a).

          (b) The Company agrees that after the Offer Closing Date it shall, and shall cause its subsidiaries to, indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or any of the Company's subsidiaries, successors and assigns (individually a "Company Indemnified Party" and collectively the "Company Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Company Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Offer Closing Date whether commenced, asserted or claimed before or after the Offer Closing Date, including liability arising under the Securities Act, the Exchange Act or state law. The Company shall maintain in effect for not less than four years after the Offer Closing Date the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries on the date hereof (provided that the Company may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Offer Closing Date and the Company shall use its best efforts to prepay premiums with respect to the foregoing insurance for the four-year period following the Merger Closing Date; provided, however, that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of the aggregate premium currently paid by the Company and its subsidiaries for such insurance on the date of this Agreement, then the Company shall provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate. The Company agrees to pay all reasonable expenses (including reasonable fees and expenses of counsel) that may be incurred by any Company Indemnified Parties in successfully enforcing the indemnity or other obligations under this Section 8.7(b).

          (c)  Indemnity Procedures.  The rights under this Section
8.7 are in addition to rights that a Smitty's Indemnified Party or a Company Indemnified Party may have under the certificate of incorporation, bylaws, other similar organizational documents of the Company, Smitty's or any of their subsidiaries or applicable law. The rights under this Section 8.7 shall survive consummation of the Merger and the Recapitalization and are expressly intended to benefit each Indemnified Party. The Company shall keep, and shall cause the Surviving Corporation and any of its other subsidiaries (or their successors) to keep, in effect the provisions of its certificate of incorporation or bylaws or similar organizational documents providing for indemnification to the fullest extent provided by law.

          8.8 Financial Information. Smitty's shall deliver to the Company as soon as available all interim and other financial statements and other management reports generated in the ordinary course of business prepared by or for Smitty's, prior to the Merger Closing. In addition, subject to compliance with any applicable antitrust laws, Smitty's shall deliver to the Company, on a weekly and monthly basis, such internal sales reports on a store by store basis promptly as they are prepared by Smitty's for each such week or month.

          8.9 Smitty's Stockholders' Approval. Smitty's agrees to promptly hold a meeting of its stockholders, or receive the written consent of its stockholders in lieu of a meeting (either of such actions, the "Smitty's Stockholders' Meeting"), in order for such stockholders to approve the Merger as required by applicable law.

          8.10   Proxy Statement; Company Stockholders' Meeting.

          (a) The Company agrees to promptly hold a meeting of its stockholders (the "Company Stockholders' Meeting") in order for such stockholders to approve all of the transactions contemplated by the Recapitalization, including, without limitation, (i) the issuance of Common Stock by the Company in the Merger and in connection with the Financings, (ii) the election of directors of the Company, and (iii) the adoption of an amended and restated certificate of incorporation for the Company. The Company shall use all reasonable efforts to obtain stockholder approval thereof. The Company Stockholders' Meeting shall be held as soon as practicable following the date upon which the Proxy Statement shall have been approved for release to the Company's stockholders by the SEC.

          (b) The Company shall, as promptly as practicable, prepare and file with the SEC the Proxy Statement, with forms of proxy in connection with the vote of its stockholders at the Company Stockholders' Meeting. The Company will use all reasonable efforts to have or cause the Proxy Statement declared effective as promptly as practicable, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the SEC approval process. The Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date and shall use all reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date thereof.

          (c) Smitty's and its counsel shall be given the opportunity to participate in the preparation of the Proxy Statement prior to its being filed with the SEC. The Company agrees to provide Smitty's and its counsel with any written comments the Company or its counsel may receive from the SEC with respect to the Proxy Statement promptly after the receipt of such comments. The form and substance of the Proxy Statement and any amendments, modifications or supplements to the Proxy Statement shall be determined by the Company in its reasonable discretion; provided, however, that the Company will provide Smitty's a reasonable opportunity to review and comment on any such amendment, modification or supplement prior to filing or distribution.

          8.11 Stockholders' Representative. Yucaipa is hereby appointed as the "Stockholders' Representative" on behalf of the Smitty's Stockholders and irrevocably constituted and appointed as each Smitty's Stockholder's attorney-in-fact, to act in each Smitty's Stockholder's name, place and stead in any way in which he/she/it could do any or all of the following: (i) to supervise the Closings and determine whether the conditions to the Closings have been satisfied and waive any conditions which, in its sole discretion, it deems appropriate to facilitate the Closings; (ii) to take any and all actions that may be necessary or desirable in connection with this Agreement; (iii) to execute and deliver in its capacity as Stockholders' Representative any and all notices, documents or certificates to be executed by the Stockholders' Representative in accordance with this Agreement and the other Transaction Documents; (iv) deliver at the Merger Closing stock powers and any other required instruments of transfer to be executed by the Smitty's Stockholders, including a letter of transmittal, and to accept certificate or certificates in the name of each Smitty's Stockholder Merger Consideration as set forth in
Section 3.1(c); (v) take all other actions and do other things provided in or contemplated by this Agreement as to be taken or performed by the Stockholders' Representative. This power of attorney shall be coupled with an interest and irrevocable and shall survive, and shall not be affected by, the subsequent death, disability or incompetence, or liquidation or dissolution, as applicable of any Smitty's Stockholder.

          8.12 Termination of Consulting Agreement. As of the Merger Closing Date, Smitty's and Yucaipa shall mutually terminate the Consulting Agreement dated as of April 30, 1994 among Smitty's, Smitty's Super Valu, Inc. and Yucaipa and Smitty's shall pay, or cause to be paid, to Yucaipa all fees and expense reimbursements accrued through the Merger Closing Date and owing to Yucaipa thereunder, without regard to any change of control or other payments caused by the transactions contemplated by this Agreement.


                           ARTICLE 9.

               CONDITIONS PRECEDENT TO THE MERGER

          9.1    Conditions Precedent to the Company's and
Acquisition's Obligations. The obligation of the Company and Acquisition to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Smitty's and Yucaipa contained in this Agreement which by their terms require an event or condition having a Material Adverse Effect in order to be inaccurate shall be true and correct on and as of the Merger Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Merger Closing Date (which need only be true and correct as of such date or time). The representations and warranties of Smitty's and Yucaipa contained in this Agreement which by their terms do not require an event or condition having a Material Adverse Effect in order to be inaccurate shall be true and correct on and as of the Merger Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time other than the Merger Closing Date, which need only be true and correct as of such date or time), except for such breaches or inaccuracies that, individually or in the aggregate, would not have a Material Adverse Effect on Smitty's and its subsidiaries taken as a whole.

          (b) Compliance with Covenants. The covenants and agreements of Smitty's and Yucaipa to be performed on or complied with prior to the Effective Time shall have been duly performed and complied with, except for such breaches that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole, on Smitty's and its subsidiaries taken as a whole or the consummation of the transactions contemplated hereby.

          (c) Absence of Certain Injunctions and Government Actions. The waiting period, and any extension thereof, under the HSR Act and any other applicable federal or state antitrust or fair trade law shall have expired. There (i) shall not be in effect a temporary restraining order or a preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission which (A) restrains or prohibits the Merger or the consummation of all or any of the other transactions contemplated hereby, (B) (i) prohibits or restricts the ownership or operation by the Company or any of its subsidiaries of any portion of their or Smitty's' business or assets or (ii) compels the Company or any of its subsidiaries to dispose of or hold separate any portion of their or Smitty's' business or assets which, in either case, would be reasonably likely to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole or on Smitty's and its subsidiaries taken as a whole, (C) imposes any limitations on the ability of the Company or any of its subsidiaries effectively to control in any material respect the business and operations of Smitty's, or (D) is otherwise reasonably likely to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole, the value of Smitty's and its subsidiaries taken as a whole, the consummation of the transactions contemplated hereby or on the Combined Companies taken as a whole; or (ii) shall not be pending before any court of competent jurisdiction or before any administrative law judge or court or before any governmental, regulatory or administrative agency or commission, any action or proceeding, whether in law or in equity or otherwise, brought by any governmental, regulatory or administrative agency, commission or authority, which seeks as relief a result described in clause (i) above; or (iii) shall not have been promulgated or enacted by a governmental authority a statute, rule, regulation or executive order which has an effect described in clause (i)(A), (B), (C) or (D) above.

          (d) Approvals and Consents of Third Parties. All approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties disclosed in Section 5.10 of the Disclosure Schedule (including the expiration of any applicable waiting period under any regulation or statute other than the HSR Act and any other federal or state antitrust or fair trade law) which, either individually or in the aggregate, if not obtained on or prior to the Effective Time would have a Material Adverse Effect on the Company and its subsidiaries taken as a whole or on Smitty's and its subsidiaries taken as a whole, or would adversely affect the validity or enforceability of this Agreement or the transactions contemplated hereby, shall have been obtained.

          (e) Company Stockholders' Approval. The stockholders of the Company shall have approved this Agreement and the other transactions contemplated by the Recapitalization at the Company Stockholders' Meeting, provided that, if the Company terminates the Recapitalization in accordance with Section 10.2, then the condition set forth in this Section 9.1(e) shall automatically be deemed to have been satisfied without any further action required by the Company.

          (f) Standstill Agreement. The Standstill Agreement, in the form attached hereto as Annex K, shall remain in full force and effect.

          (g) Consummation of Offer. The Offer shall have been consummated concurrently in accordance with the terms thereof (including the satisfaction or waiver of the conditions set forth in Annex N hereto) and shall have resulted in the purchase by the Company pursuant to the Offer of 50% of the Company's outstanding Common Stock, provided that, if the Company terminates the Recapitalization in accordance with
     Section 10.2, then the condition set forth in this Section 9.1(g) shall automatically be deemed to have been satisfied without any further action required by the Company.

          9.2 Conditions Precedent to Smitty's' Obligations. The obligation of Smitty's to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company and Acquisition contained in this Agreement which by their terms require an event or condition having a Material Adverse Effect in order to be inaccurate shall be true and correct on and as of the Merger Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Merger Closing Date (which need only be true and correct as of such date or time). The representations and warranties of the Company and Acquisition contained in this Agreement which by their terms do not require an event or condition having a Material Adverse Effect in order to be inaccurate shall be true and correct on and as of the Merger Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time other than the Merger Closing Date which need only be true and correct as of such date or time), except for such breaches or inaccuracies that, individually or in the aggregate, would not have a Material Adverse Effect on the Smitty's Stockholders, the value of the Merger Consideration, the consummation of the transactions contemplated hereby or on the Combined Companies taken as a whole.

          (b) Compliance with Covenants. The covenants and agreements of the Company and Acquisition to be performed on or complied with prior to the Effective Time shall have been duly performed and complied with, except for such breaches that, individually or in the aggregate, would not have a Material Adverse Effect on the Smitty's Stockholders, the value of the Merger Consideration, the consummation of the transactions contemplated hereby or on the Combined Companies taken as a whole.

          (c) Absence of Certain Injunctions and Government Actions. The waiting period, and any extension thereof, under the HSR Act and any other applicable federal or state antitrust or fair trade law shall have expired. There (i) shall not be in effect a temporary restraining order or a preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission which (A) restrains or prohibits the Merger or the consummation of all or any of the other transactions contemplated thereby, (B) (i) prohibits or restricts the ownership or operation by the Company or any of its subsidiaries of any portion of their or Smitty's' business or assets or (ii) compels the Company or any of its subsidiaries to dispose of or hold separate any portion of their or Smitty's' business or assets which, in either case, would be reasonably likely to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole or on Smitty's and its subsidiaries taken as a whole, (C) imposes any limitations on the ability of the Company or any of its subsidiaries effectively to control in any material respect the business and operations of Smitty's, or (D) is otherwise reasonably likely to have a Material Adverse Effect on the Smitty's Stockholders, the value of the Merger Consideration, the consummation of the transactions contemplated hereby or on the Combined Companies taken as a whole; or (ii) shall not be pending before any court of competent jurisdiction or before any administrative law judge or court or before any governmental, regulatory or administrative agency or commission, any action or proceeding, whether in law or in equity or otherwise, brought by any governmental, regulatory or administrative agency, commission or authority, which seeks as relief a result described in clause (i) above; or (iii) shall not have been promulgated or enacted by a governmental authority a statute, rule, regulation or executive order which has an effect described in clause (i)(A) or (B) above.

          (d) Approvals and Consents of Third Parties. All approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties disclosed in Section 5.10 of the Disclosure Schedule (including the expiration of any applicable waiting period under any regulation or statute other than the HSR Act and any other federal or state antitrust or fair trade law) which, either individually or in the aggregate, if not obtained on or prior to the Effective Time would have a Material Adverse Effect on the Combined Companies taken as a whole.

          (e) Other Agreements. The Registration Rights Agreement, in the form attached as Annex F hereto, and, unless the Recapitalization has been terminated in accordance with
     Section 10.2, the Management Agreement and the Warrant Agreement, in the forms attached hereto as Annexes L and M, respectively, shall have been duly executed by the Company and shall be in full force and effect.


                           ARTICLE 10.

                TERMINATION, AMENDMENT AND WAIVER

          10.1 Termination of the Agreement. This Agreement may be terminated at any time prior to the Closing Date by:

          (a) the mutual consent of the Company and Smitty's, set forth in a written instrument executed by both parties;

          (b) either the Company or Smitty's, if neither the Merger nor the Offer shall have been consummated on or before the Termination Date;

          (c) the Company, if Smitty's or Yucaipa is in material breach of its obligations under this Agreement, or by Smitty's, if the Company or Acquisition is in material breach of its obligations under this Agreement; provided that no party shall be entitled to terminate this Agreement by reason of this clause if it or any of its affiliates is in material breach of its obligations under this Agreement; or

          (d) by Smitty's or Yucaipa, if within 13 Business Days after the date of this Agreement, Yucaipa and Smitty's reasonably determine that the contents of the portions, if any, of the Disclosure Schedule which are delivered by the Company after the date of execution of this Agreement, or updates to any portions of the Disclosure Schedule, are materially adverse relative to the information disclosed in writing on or prior to the date hereof to Yucaipa and Smitty's or would otherwise have a Material Adverse Effect on the consummation of the transactions contemplated hereby.

          10.2 Termination of Recapitalization. At any time prior to the Closing Date, if, in the exercise of its fiduciary duties to the Company's stockholders under applicable law, the Company's Board of Directors (i) determines that the termination of the Recapitalization is required by reason of its acceptance of any Alternative Transaction (which acceptance and termination shall be deemed to have occurred upon (A) the execution and delivery by the Company and the other parties thereto of the definitive merger or other agreement with respect to any such Alternative Transaction or (B) the Board of Directors' determination to (1) recommend that the holders of Company Common Stock tender their shares into any tender offer or exchange offer seeking to acquire more than 10% of the Company Common Stock or (2) remain neutral with respect to any such offer) or (ii) withdraws or materially modifies or changes its recommendation of the Recapitalization, the Company may terminate the terms and conditions contained herein which relate to the Company's consummation of the Recapitalization, including the provisions contained in Article 2 and Sections 3.2, 7.1 and 8.10(b); provided, however, that any such termination of the Recapitalization shall not otherwise affect the Company's obligation to consummate the Merger in accordance with the terms and conditions set forth herein.

          10.3 Procedure and Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and no party hereto shall have any liability or further obligation to any other party hereto under or by reason of this Agreement or the transactions contemplated hereby, except that: (i) each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and (ii) the provisions of this Section 10.3 and Sections 8.3(b) and 10.4 shall continue in full force and effect. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder. Nothing contained in this Section shall relieve any party of liability for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

          10.4 Fees and Expenses. In the event that (i) the Merger and the Recapitalization are consummated, or (ii) the Merger is consummated, but the Recapitalization is terminated in accordance with Section 10.2 hereof, the fees and expenses of the Company, Yucaipa and Smitty's in connection with the transactions contemplated hereby (including all Financing Expenses) shall be paid by the Company. In the event that neither the Merger nor the Recapitalization are consummated, each of the parties hereto shall pay its own fees and expenses; provided, however, that in such an eventuality, the Company shall bear 65% of the Financing Expenses and Smitty's shall bear 35% of the Financing Expenses. Each of the Company and Smitty's shall indemnify and hold harmless the other party to the extent it pays any portion of the Financing Expenses in excess of the percentages specified in the preceding sentence.

          10.5 Amendments. This Agreement may not be amended except by action of each of the parties hereto set forth in an instrument in writing signed by or on behalf of each of the parties hereto.

          10.6 Waivers. At any time prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer or partner. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


                           ARTICLE 11.

                           DEFINITIONS

          11.1 Defined Terms. As used herein, the terms below shall have the following meanings:

          "Action" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other person.

          "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

          "Assets" shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets (tangible or intangible) owned or leased by such Person or any of its subsidiaries.

          "Benefit Arrangement" shall mean, with respect to any Person, any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by such Person or an ERISA Affiliate or under which such Person or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

          "Business Day" shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York or Los Angeles, California are not required to be open.

          "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

          "Combined Companies" shall mean the Company and its subsidiaries after the Effective Time.

          "Confidentiality Agreements" shall mean those certain confidentiality agreements between the Company and Yucaipa dated
December 13, 1995 and between the Company and Smitty's dated
October 9, 1995.

          "Contract" shall mean any contract (written or oral), plan, undertaking or other commitment or agreement.

          "Disclosure Schedule" means the schedules attached to this Agreement which set forth exceptions to the representations and warranties contained in Articles 4, 5 and 6 hereof and certain other information called for by other provisions of this Agreement.

          "Employee Plans" shall mean all Benefit Arrangements,
Multiemployer Plans, Pension Plans and Welfare Plans.

          "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean, with respect to any Person, any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code.

          "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Materials, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C.
 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and
Health Act, 29 U.S.C.  651, et seq., the Clean Air Act, 42 U.S.C.
 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et
seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

          "Facility" shall mean each store, office, plant or warehouse.

          "Financing Expenses" shall mean all fees, costs and expenses incurred by the Company in connection with the Financings, including, without limitation, all fees, costs and expenses: (i) identified in the Commitment Letters (including, without limitation, the fees and expenses of counsel to the bank lenders),
(ii) of counsel to Smitty's and the Company for the allocable portion of such counsel's time spent working on matters related to the Financings and the Recapitalization, (iii) of the Company's independent certified public accountants, and (iv) in connection with printing, engraving, messenger and delivery services customarily incurred in financing transactions similar to the Financings.

          "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned by such Person and located in, at or upon the Facilities of such Person.

          "GAAP" shall mean time generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

          "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; and radon.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Leases" shall mean, with respect to any Person, all leases (including subleases and any other occupancy agreement) of real property, in each case to which such Person or any of its subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

          "Material Adverse Effect" shall mean, with respect to any person or entity, a material adverse effect on the business, operations, prospects, assets, liabilities, results of operations or financial condition of such person or entity.

          "Multiemployer Plan" shall mean, with respect to any Person, any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

          "Multiemployer Welfare Plan" shall mean a Welfare Plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA.

          "Offer Statement" shall mean an issuer tender offer statement on Schedule 13E-4 (which statement shall contain the Offer to Purchase and forms of the related letter of transmittal and summary advertisement and the other information and exhibits required by law to be included therein) to be prepared with respect to the Offer, together with any amendments thereof or supplements thereto.

          "Pension Plan" shall mean, with respect to any Person, any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

          "Permitted Encumbrances" shall mean any Encumbrances resulting from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in accordance with GAAP; (ii) all cashiers', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases, subleases, licenses, concessions or service contracts to which Smitty's or any of its subsidiaries is a party; (v) Encumbrances identified on title policies delivered to the Company prior to the date hereof; and
(vi) all other liens and mortgages (but solely to the extent such liens or mortgages secure indebtedness described in Section 5.7 of the Disclosure Schedule), covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clauses (i) through
(vi), do not materially detract from or materially interfere with the value or present use of the asset subject thereto or affected thereby.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

          "Personnel" shall mean, with respect to any Person, all officers, employees and agents of such Person.

          "Property" shall mean, with respect to any Person, all improved or unimproved real property owned or leased by such Person or any of its subsidiaries.

          "Proprietary Rights" shall mean all patents, trademarks, trade names, service marks and copyrights, and applications therefor.

          "Proxy Statement" shall mean a proxy statement and forms of proxy in connection with the votes of the stockholders of the Company with respect to the Merger, the Offer and the other transactions contemplated by the Recapitalization, together with any amendments thereof or supplements thereto, in the form or forms mailed to the Company's stockholders.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

          "Service" shall mean the Internal Revenue Service or any successor thereto.

          "Smitty's Principal Stockholders" shall mean, collectively, the investment partnerships which own shares in Smitty's for which Yucaipa acts as the general partner.

          "Smitty's Stockholders" shall mean the holders of the Common Stock (Class A and Class B) of Smitty's.

          "Specified Smitty's Indebtedness" shall mean the Smitty's Notes, the Smitty's Debentures and all indebtedness under the Credit Agreement dated as of June 29, 1994 among Smitty's Super Valu, Inc., a wholly owned subsidiary of Smitty's, and The Chase Manhattan Bank, N.A.

          "Specified Company Indebtedness" shall mean the indebtedness of the Company identified on Schedule I hereto.

          "subsidiary" shall mean, with respect to any Person, (i) any corporation in an unbroken chain of corporations beginning with such Person if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any partnership in which such Person is a general partner; or (iii) any partnership in which such Person possesses a 50% or greater interest in the total capital or total income of such partnership.

          "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto.

          "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          "Termination Date" shall mean July 30, 1996.

          "Transaction Documents" shall mean the collective reference to this Agreement, the Certificate of Merger, the Registration Rights Agreement, the Standstill Agreement, the Management Agreement and the Warrant Agreement; provided, however, that if the Recapitalization is terminated pursuant to Section 10.2 hereof, "Transaction Documents" shall be deemed to refer only to this Agreement, the Certificate of Merger, the Standstill Agreement and the Registration Rights Agreement.

          "Welfare Plan" shall mean, with respect to any Person, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

          11.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term                                    Section
- ----                                    -------

Acquisition                             Preamble
Agreement                               Preamble
Alternative Transaction                 8.5(c)
Certificate of Merger                   1.2
Class A Common Stock                    Recitals
Class B Common Stock                    Recitals
Closing                                 3.2
Closing Date                            3.2
Commitment Letters                      2.2
Common Stock                            Preamble
Company                                 Preamble
Company Indemnified Liability           8.7(b)
Company Indemnified Party               8.7(b)
Company SEC Reports                     4.9
Company Stockholders' Agreement         1.7
Company Stockholders' Meeting           8.10(c)
Constituent Corporations                Preamble
Debt Offer                              1.9
Debt Offer Prices                       1.9
Debt Offer to Purchase                  1.9
Delaware Law                            Recitals
Dissenting Shares                       1.11
Effective Time                          1.2
Fairness Opinion                        4.14
Financing Agreements                    2.2
Financing Registration Statements       2.3
Financings                              2.2
Management Agreement                    Recitals
Merger                                  Recitals
Merger Closing                          3.1(a)
Merger Closing Date                     3.1(a)
Merger Consideration                    1.10(c)
Minimum Debt Condition                  1.9
New Debt Securities                     2.2
Notification Date                       1.10(e)
Offer                                   Recitals
Offer Closing                           3.2(a)
Offer Closing Date                      3.2(a)
Offer Price                             Recitals
PIK Preferred Stock                     2.2
Recapitalization                        2.7
Series I Preferred Stock                Recitals
Smitty's                                Preamble
Smitty's Common Stock                   1.10
Smitty's Debentures                     1.9
Smitty's Indemnified Liability          8.7(a)
Smitty's Indemnified Party              8.7(a)
Smitty's Notes                          1.9
Smitty's SEC Reports                    5.14
Smitty's Securities                     1.9
Smitty's Stockholders' Agreement        1.7
Smitty's Stockholders' Meeting          8.9
Standstill Agreement                    2.4(a)
Stockholders' Representative            8.11
Surviving Corporation                   1.1
Third Party Leases                      5.6(g)
Warrant Agreement                       2.4(c)
Yucaipa                                 Preamble


                           ARTICLE 12.

                          MISCELLANEOUS

          12.1 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger Closing Date or the Offer
Closing Date.

          12.2 Assignment. Neither this Agreement, nor any of the rights, duties or obligations hereunder or contemplated hereby, may be assigned by the parties hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          12.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

          (a)  if to the Company, to

               Smith's Food & Drug Centers, Inc.
               1550 South Redwood Road
               Salt Lake City, Utah   84104
               Attn:     General Counsel
               Fax Number:  (801) 974-1676

               With a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Attn:  Robert L. Friedman, Esq.
               Fax Number:  (212) 455-2502

          (b)  if to Smitty's or Yucaipa, to

               The Yucaipa Companies
               10000 Santa Monica Boulevard, Fifth Floor
               Los Angeles, California  90067
               Attn:  Mark A. Resnik
               Fax Number:  (310) 789-7201

               With a copy to:

               Latham & Watkins
               633 West Fifth Street, Suite 4000
               Los Angeles, California  90071
               Attn:  Thomas C. Sadler, Esq.
               Fax Number:  (213) 891-8763

or to such other place and with such other copies as any party hereto may designate as to itself by written notice to the others.

          12.4 Payment to Yucaipa. If the Offer is consummated, the Company shall pay to Yucaipa, on the Offer Closing Date, a success fee of $15 million by wire transfer of immediately available funds to an account designated at least one Business Day prior to the Offer Closing Date by Yucaipa.

          12.5 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without reference to the choice of laws provisions thereof.

          12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.7 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, except for the provisions set forth in Section 8.7 hereof.

          12.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          12.9 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

          12.10 Gender. Words used in this Agreement, regardless of the number and gender specially used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

          12.11 Delivery of Company Disclosure Schedule. The portions of the Disclosure Schedule which are to be prepared by the Company may be so prepared and delivered to, or updated and delivered to, Smitty's and Yucaipa not later than 10 Business Days after the date of this Agreement and, if not reasonably acceptable to Smitty's and Yucaipa, Smitty's and Yucaipa shall be entitled to terminate this Agreement as set forth in Section 10.1(d) hereof.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

                                   SMITH'S FOOD & DRUG CENTERS, INC.


                                   By:       /s/ Jeffrey P. Smith
                                             --------------------
                                   Name:     Jeffrey P. Smith
                                   Title:    Chairman, President and
                                             Chief Executive Officer


                                   CACTUS ACQUISITION, INC.


                                   By:       /s/ Jeffrey P. Smith
                                             --------------------
                                   Name:     Jeffrey P. Smith
                                   Title:    President and Chief
                                             Executive Officer


                                   SMITTY'S SUPERMARKETS, INC.


                                   By:       /s/ Mark A. Resnik
                                             ------------------
                                   Name:     Mark A. Resnik
                                   Title:    Vice President


                                   THE YUCAIPA COMPANIES


                                   By:       /s/ Mark A. Resnik
                                             ------------------
                                   Name:     Mark A. Resnik
                                   Title:    General Partner